As filed with the Securities and Exchange Commission on May 4, 2007

Registration No. 333- 132850

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1 to

FORM SB-2

Registration Statement Under The Securities Act of 1933

LPATH, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	2836	16-1630142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

6335 Ferris Square, Suite A, San Diego, California 92121 Phone: (858) 678-0800	Scott R. Pancoast Chief Executive Officer 6335 Ferris Square, Suite A, San Diego, California 92121 Phone: (858) 678-0800
(Address and telephone number of registrants principal executive offices and principal place of business)	(Name, address and telephone number of agent for service)

Copies to:

WESLEY J. PAUL, ESQ.

Eilenberg Krause & Paul LLP

11 East 44th St., 19th Floor

New York, New York 10017

Telephone:  (212) 986-9700

Approximate date of proposed sale to public:  From time to time after the effectiveness of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If any of the securities being registered on this Form are to be offered on a  delayed  or continuous basis pursuant to Rule 415 under the Securities Act of 1933,  as  amended (the “Securities Act”), other than securities offered only in connection  with  dividend  or  interest reinvestment plans, check the following box.    ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $.001 per share (2)	23,111,393	$1.45	(3)	$33,511,520	$3,585.73
Class A Common Stock, $.001 per share (4)	4,630,611	$1.50	(5)	6,945,917	743.21
Class A Common Stock, $.001 per share (4)	483,091	$0.80	(5)	386,473	41.35
Class A Common Stock, $.001 per share (4)	1,560,000	$0.60	(5)	936,000	100.15
Class A Common Stock, $.001 per share (4)	588,000	$0.80	(5)	470,400	50.33
Class A Common Stock, $.001 per share (4)	390,000	$0.05	(5)	19,500	2.09
Class A Common Stock, $.001 per share (4)	664,244	$1.50	(5)	996,366	106.61
Class A Common Stock, $.001 per share (4)	531,394	$0.16	(5)	85,023	9.10
Total	31,958,733			$43,351,199	$4,638.57	(6)

(1)   In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)   Represents shares of Class A common stock currently outstanding to be sold by the selling security holders.

(3)   Fee calculated in accordance with Rule 457(c) of the Securities Act.  Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on March 28, 2006.

(4)   Represents shares of Class A common stock issuable upon the exercise of outstanding warrants.

(5)   Pursuant to Rule 457(g), calculated based upon the exercise price of the warrants held by the selling security holders.

(6)   Registration fee has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED, MAY  __, 2007

LPATH, INC.

23,111,393 shares of Common Stock

8,847,340 shares of Common Stock Issuable Upon the exercise of Warrants

The prospectus relates to the resale by certain selling security holders of Lpath, Inc. of up to 31,958,733 shares of our Class A common stock in connection with the resale of:

•                  up to 23,111,393 shares of our Class A common stock which were issued in connection with a merger transaction and private placements; and

•                  up to 8,847,340 shares of our Class A common stock which may be issued upon exercise of certain warrants issued in connection with a merger transaction and private placements.

The selling security holders may offer to sell the shares of Class A common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.  For a description of the plan of distribution of the shares, please see page 18 of this prospectus.

Our Class A common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “LPTN.” On May 3, 2007, the closing sale price of our Class A common stock on the OTC Bulletin Board was $1.55.

Investing in our securities involves significant risks.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

Our offices are located at 6335 Ferris Square, Suite A, San Diego, California 92121.  Our telephone number is (858) 678-0800.  Our website can be found at www.lpath.com.

The date of the prospectus is            , 2007.

You should rely only on the information contained in this prospectus.  We have not, and the selling security holders have not, authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations, and prospects may have changed since that date. In this prospectus, “Lpath,” “the Company,” “we,” “us,” and “our” refer to Lpath, Inc., a Nevada corporation, unless the context otherwise requires.  In this prospectus, references to “Lpath Therapeutics” or “LTI” refer to Lpath Therapeutics, Inc., our wholly owned subsidiary.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  Because it is a summary, it does not contain all of the information you should consider before making an investment decision.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Corporate Background

We are a biotechnology company focused on the discovery and development of lipidomic-based therapeutics, an emerging field of medical science whereby bioactive lipids are targeted to treat human diseases

Lpath Therapeutics Inc., our predecessor company, was incorporated in September 1997 in the state of Delaware as Medlyte Diagnostics, Inc.  The company commenced operations in January 1998.  Our predecessor company changed its name to Medlyte, Inc. in July 2001 and to Lpath Therapeutics Inc. in July 2004.

Effective November 30, 2005, Neighborhood Connections, Inc. (“NCI”), a publicly traded Nevada corporation, completed the acquisition of Lpath Therapeutics (“LTI”) through a reverse triangular merger in which Neighborhood Connections Acquisition Corporation (“NCI Sub”), a wholly owned subsidiary of NCI formed solely for the purpose of facilitating the merger, merged with and into Lpath Therapeutics (“the Merger”).  Lpath Therapeutics was the surviving corporation in the Merger and, as a result, became a wholly owned subsidiary of NCI.  On December 2, 2005, NCI amended its Articles of Incorporation to change its name to Lpath, Inc.

Although NCI acquired Lpath Therapeutics as a result of the Merger, the stockholders of Lpath Therapeutics received a majority of the voting interest in the combined enterprise as consideration for entering into the Merger.  Additionally, the Merger resulted in Lpath Therapeutics’s management and Board of Directors assuming operational control of NCI.  At the time of the Merger, NCI fell within the definition of a “shell company” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Immediately preceding the Merger on November 30, 2005, Lpath Therapeutics raised $6.0 million through the private placement of units consisting of two shares of LTI common stock and one LTI warrant.

For accounting purposes, this Merger is being accounted for in accordance with guidance set forth for transactions of this type by the Securities and Exchange Commission, which views mergers of this type to be capital transactions rather than business combinations.  Therefore, the Merger was accounted for as the issuance of LTI common stock by Lpath Therapeutics for the net monetary assets of NCI, accompanied by a recapitalization.

Our offices are located at 6335 Ferris Square, Suite A, San Diego, California 92121.  Our telephone number is (858) 678-0800.  Our website can be found at www.lpath.com.

THE OFFERING

Key Facts of the Offering

Shares of Class A common stock being registered	23,111,393

Total shares of Class A common stock outstanding as of the date of this prospectus	39,471,266

Number of shares of Class A common stock issuable upon the exercise of warrants	8,847,340 (of which 120,000 warrants have been exercised)

Total proceeds raised by us from the disposition of the Class A common stock by the selling security holders or their transferees	We will receive no proceeds from the disposition of already outstanding shares of Class A common stock by the selling security holders or their transferees.

As of April 30, 2007, we have received proceeds of $72,000 from the exercise of 120,000 warrants covered by this prospectus. We may receive proceeds of up to an additional $9,778,072 from the exercise of the remaining 8,727,340 unexercised warrants covered by this prospectus.

Summary Financial Data

The following summary audited financial information for the fiscal years ended December 31, 2006 and 2005, includes balance sheet and statement of operations data from our audited financial statements.  The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included in this prospectus.

	Lpath, Inc. For the Year Ended December 31,
Statement of Operations Data:	2006	2005
Grant Revenue	$511,862	$743,273
R & D Expense	4,044,947	1,482,410
General & Administrative Expense	2,232,902	1,664,546
Loss from Operations	(5,765,987)	(2,403,683)
Net Loss	(5,604,743)	(2,796,773)
Loss per Share	$(0.23)	$(0.68)

	December 31,
Balance Sheet Data:	2006	2005
Working Capital	$885,291	4,909,443
Total Assets	2,354,235	5,944,901
Current Liabilities	795,459	594,634

Total Stockholders’ Equity	1,558,776	5,350,267

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements set forth in this prospectus, including information incorporated by reference, constitute “Forward Looking Statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may,” or words or expressions of similar meaning. All such forward looking statements involve risks and uncertainties, including, but not limited to: statements regarding our research and development programs; proposed marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and our access to capital; the future trading of our Class A common stock; the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with pharmaceutical companies; and the period of time for which our existing cash will enable us to fund our operations.  In addition to the items described in this report under the heading “Risk Factors,” many important factors affect our ability to achieve our stated objectives and to successfully develop and commercialize any product candidates, including, among other things, our ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each stage of development, to meet applicable regulatory standards and to receive required regulatory approvals, to meet obligations and required milestones under agreements, to be capable of manufacturing and distributing products in commercial quantities at reasonable costs, to compete successfully against other products and to market products in a profitable manner.  Therefore, prospective investors are cautioned that the forward-looking statements included in this report may prove to be inaccurate.  In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by us or any other person that our objectives and plans will be achieved in any specified time frame, if at all.  Except to the extent required by applicable laws or rules, we do not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

RISK FACTORS

Investing in us entails substantial risks.  Factors that could cause or contribute to differences in our actual results include those discussed in the following section.  You should consider carefully the following risk factors, together with all of the other information included in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of our common stock.

We are a start-up company, and we may be unable to generate significant revenues and may never become profitable.

We are a start-up company that has generated less than $2 million in revenues to date.  All of our revenue has been from grants to support our research and development activities.  We expect to incur significant operating losses for the foreseeable future.  We may not be able to validate and market products in the future that will generate significant revenues.  In addition, any revenues that we may generate may be insufficient for us to become profitable.

In particular, potential investors should be aware that we have not proven that we can:

•                  raise sufficient capital in the public and/or private markets

•                  obtain the regulatory approvals necessary to commence selling our therapeutic drugs or diagnostic products in the U.S., Europe or elsewhere;

•                  develop and manufacture drugs in a manner that enables us to be profitable and meets regulatory, strategic partner and customer requirements;

•                  develop and maintain relationships with key vendors and strategic partners that will be necessary to optimize the market value of the drugs we develop;

•                  respond effectively to competitive pressures; or

•                  recruit and build a management team to accomplish our business plan.

If we are unable to accomplish these goals, our business is unlikely to succeed.

We have a limited product and technology portfolio at the current time.

We do not have any products in clinical trials.  Although our pre-clinical drug candidate, Sphingomab™ might ultimately show clinical relevance in multiple disease states, we have validated it only against cancer and only in animal models.

Our current diagnostic product, SphingoTest™, is not in final commercial form, and it may not have broad market appeal until Sphingomab is further developed and validated as a drug candidate.

Our ImmuneY2™ process of generating monoclonal antibodies against lipid mediators may not be successful against future targets.  As such, there can be no assurance that we will be able to develop a monoclonal antibody against our next target, and thus, Lpathomab™ may fail to become a drug candidate at all.

There can be no assurance that any of Lpath’s other product ideas will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

There can be no assurance that any programs or technologies that Lpath might license in or acquire in the future will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

We must obtain governmental approval for each of our products.

The development, production, and marketing of our products are subject to extensive regulation by government authorities in the United States and most other developed countries.  The process of obtaining approval from the Food and Drug Administration (FDA) in the United States requires conducting extensive pre-clinical and clinical testing.

We have limited experience in, and limited resources available for, regulatory activities. Failure to comply with applicable regulations can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Any of the following events can occur and, if any did occur, any one could have a material adverse effect on our business, financial conditions, and results of operations:

•                  difficulty in securing centers to conduct trials;

•                  difficulty in enrolling patients in conformity with required protocols or projected timelines;

•                  unexpected adverse reactions by patients or a temporary suspension or complete ban on trials of our products due to adverse side effects;

•                  clinical trials may not yield sufficiently conclusive results for regulatory agencies to approve the use of our lead product, other products in development, or any other products we may acquire or in-license;

•                  there can be delays, sometimes long delays, in obtaining approval for our product candidates;

•                  the rules and regulations governing product candidates such as ours can change during the review process, which can result in the need to spend time and money for further testing or review;

•                  if approval for commercialization is granted, it is possible the authorized use will be more limited than we believe is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities; and

•                  once granted, approval can be withdrawn, or limited, if previously unknown problems arise with our human-use product or data arising from its use.

In addition, most of our product candidates target lipids, as opposed to proteins, and the FDA has not previously approved any similar product.  Thus, we may encounter unexpected safety, efficacy, or manufacturing issues as we seek to obtain marketing approval.

These and other factors could delay marketing approval from the FDA or cause us to fail to receive any approval from the FDA or other governmental authorities.

Clinical trials are expensive, time-consuming, and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process is also time-consuming, and we do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all. We estimate that the clinical trials for our first product candidate, Sphingomab will not be completed before 2010 at the earliest.  Significant delays may adversely affect our financial results and the commercial prospects for Sphingomab (or our other potential products or any other products we may acquire or in-license), and delay our ability to become profitable. Product development costs to us and our collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•                  changes to applicable regulatory requirements;

•                  unforeseen safety issues;

•                  determination of dosing issues;

•                  lack of effectiveness in the clinical trials;

•                  slower than expected rates of patient recruitment;

•                  inability to monitor patients adequately during or after treatment;

•                  inability or unwillingness of medical investigators to follow our clinical protocols;

•                  inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

•                  suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in any INDs or the conduct of these trials.  A number of companies in the biotechnology and drug development industries have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, their results may not support our product-candidate claims, or the FDA or government authorities may not agree with our conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.

Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.

The rate of completion of our clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for our lead product Sphingomab and any other products we may develop or in-license. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, recent improvements in existing drug therapy may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

Our lead product candidate requires several additional processes before it is ready for an initial IND filing with the FDA; we may not successfully perform such processes, or the results from such processes may not support the filing of an IND.

Before beginning the regulatory-approval process for the commercial sale of Sphingomab for any therapeutic applications, we must perform a variety of pre-clinical studies, including tests that assess the toxicity and pharmacological properties of the drug candidate.  We may not be successful in completing these required studies.  In addition, we must successfully complete formulation and manufacturing-process-related tasks that collectively may fail to support the filing of an IND with the FDA.

Our industry is highly competitive, so, even if our products ultimately get approved by the FDA, our success depends on our ability to sustain competitive advantages.

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future. Other companies have developed and are developing drugs that, if not similar in type to our drugs, are designed to address the same patient or subject population. Therefore, our lead product, other products we have in development, or any other products we may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use. If a competitor’s product is better than ours, for whatever reason, then we could make less money from sales, if we are able to generate sales at all.

There are many reasons why a competitor might be more successful than we are, including:

•                  Most competitors have greater financial resources and can afford more technical and development setbacks than we can.

•                  Most competitors have been in the drug-discovery and drug-development business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval, and sales and marketing. This experience and their name recognition give them a competitive advantage over us.

•                  Some competitors may have a better patent position protecting their technology than we have or will have to protect our technology. If we cannot use our proprietary rights to prevent others from copying our technology or developing similar technology, then our competitive position will be harmed.

•                  Some companies with competitive technologies may move through stages of development, approval, and marketing faster than we do. If a competitor receives FDA approval before we do, then it will be authorized to sell its products before we can sell ours. Because the first company “to market” often has a significant advantage over latecomers, a second-place position could result in less-than-anticipated sales.

•                  The recent completion of the sequencing of the human genome may result in an acceleration of competing products due to enhanced information about disease states and the factors that contribute to the disease.

The United States Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringed versions of a drug in order to facilitate the approval of abbreviated new drug application for generic substitutes. These same incentives also encourage manufacturers to submit new drug applications, known as 505(b)(2) applications, that rely on literature and clinical data not originally obtained by the drug sponsor. In light of these incentives and especially if our lead product (or our other drug candidates in development or any other products we may acquire or in-license) are commercially successful, other manufacturers may submit and gain successful approval for either an abbreviated new drug application or a 505(b)(2) application that will compete directly with our products.  Such competition will cause a reduction in our revenues.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing, and distribution of pharmaceutical products. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services.  In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so.  The cost of establishing and maintaining a sales force may exceed its cost effectiveness.  Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations.  Our marketing and sales efforts may be unable to compete successfully against these companies.  If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

We are dependent on third-party manufacturers, over whom we have limited control, to manufacture our products.

The manufacturing process of Sphingomab and any other therapeutic products we may want to commercialize is expected to involve a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our proposed products may be manufactured only in a facility that has undergone a satisfactory inspection and certification by the FDA.  We do not have any manufacturing facilities ourselves and expect to rely on one or more third-party manufacturers to properly manufacture our lead product Sphingomab and any other products we may develop or in-license and may not be able to quickly replace our manufacturing capacity if we were unable to use a third party’s manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the GMP requirements, and the noncompliance could not be rapidly rectified.  Our inability or reduced capacity to have Sphingomab and any other products we may develop or in-license manufactured would prevent us from successfully commercializing our proposed products.  Our dependence upon third parties for the manufacture of our proposed products may adversely affect our profit margins and our ability to develop and deliver proposed products on a timely and competitive basis.  Any delays in formulation and manufacturing objectives may cause a delay in our clinical program, and could have an adverse effect on the price of our shares of Class A common stock.

If Medicare and other third-party payors, including managed care organizations, do not provide adequate reimbursement for our drugs or our diagnostic products, if commercialized, the commercial success of our product candidates could be compromised.

Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that our product candidates, if commercialized, are: experimental or investigational; not medically necessary; not appropriate for the specific patient; or not cost-effective.

Reimbursement by Medicare may require a review that will be lengthy and that will be performed under the provisions of a National Coverage Decision process with payment limits as the Secretary of Health and Human Services (“HHS”) determines appropriate. We cannot guarantee that the Secretary of HHS will act to approve any of our products, if commercialized, on a timely basis, or at all.  In addition, there have been and will most likely continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. Any future changes in Medicare reimbursement that may come about as a result of enactment of healthcare reform or of deficit-reduction legislation will likely continue the downward pressure on reimbursement rates.  In addition, emphasis on managed care in the United States may continue to pressure the pricing of healthcare services.  In certain countries outside the United States, pricing and profitability of prescription pharmaceuticals are subject to government control.  Third party payors, including Medicare, are challenging the prices charged for medical products and services.  In addition, government and other third-party payors increasingly are limiting both coverage and the level of reimbursement for many drugs and diagnostic products.  If government and other third-party payors do not provide adequate coverage and reimbursement for our products, it may adversely affect our business.  Since policy-level reimbursement approval is required from each private payor individually, seeking such approvals is a time-consuming and costly process.  If we are unable to obtain adequate reimbursement approval from Medicare and private payors for any of our products, or if the amount reimbursed is inadequate, our ability to generate revenue will be limited.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our initial lead product, Sphingomab (or any other product we commercialize), physicians and patients may not accept and use it. Acceptance and use of Sphingomab, or any of our future products, will depend upon a number of factors including:

•                  perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs and the use of controlled substances;

•                  cost-effectiveness of our drugs or diagnostic products relative to competing products;

•                  availability of reimbursement from government or other healthcare payors for our lead product, Sphingomab—which is expected to cost as much as $30,000 or more per year of treatment and any other products we commercialize;

•                  effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would severely harm our business.

A primary source of revenue, grant funds from the National Institutes for Health, may not continue to be a source of revenue in the future.

Although we have applied for many grants thus far and have been awarded seven of them, in the future, the National Institutes of Health (“NIH”) may not find our grant applications worthy of such grants.  In addition, the NIH requires audits of those recipients of grant funds exceeding $500,000 in any year, a threshold that we exceeded in 2006.  Such audits test the allowability and allocation of expenditures and ultimately compliance with OMB Circular A-133 audit requirements.  Our company successfully completed a NIH audit in 2006, however, there can be no assurance that we will pass such an audit in the future, and failure to pass could result in a material adverse effect on our cash flow and our business operations.

Any claims relating to improper handling, storage, or disposal of biological, hazardous, and radioactive materials used in our business could be costly and delay our research and development efforts.

Our research and development activities involve the controlled use of potentially harmful hazardous materials, including volatile solvents, biological materials such as blood from patients that has the potential to transmit disease, chemicals that cause cancer, and various radioactive compounds. Our operations also produce hazardous waste products.  We face the risk of contamination or injury from the use, storage, handling, or disposal of these materials.  We are subject to federal, state, and local laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products.  The cost of compliance with these laws and regulations could be significant, and current or future environmental regulations may impair our research, development, or production efforts.  In the event of contamination or injury, we could be subject to criminal sanctions or fines or held liable for damages, our operating licenses could be revoked, or we could be required to suspend or modify our operations and our research and development efforts.

We occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we are engaged in disputes regarding our commercial transactions.  These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations.  Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results.

We may be subject to product liability claims.

The development, manufacture, and sale of pharmaceutical products expose us to the risk of significant losses resulting from product liability claims.  Although we intend to obtain and maintain product liability insurance to offset some of this risk, we may be unable to secure such insurance or it may not cover certain potential claims against us.

We may not be able to afford to obtain insurance due to rising costs in insurance premiums in recent years.  If we are able to secure insurance coverage, we may be faced with a successful claim against us in excess of our product liability coverage that could result in a material adverse impact on our business.  If insurance coverage is too expensive or is unavailable to us, we may be forced to self-insure against product-related claims.  Without insurance coverage, a successful claim against us and any defense costs incurred in defending ourselves may have a material adverse impact on our operations.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We were incorporated in 1997 but we have only a limited operating history from which to evaluate our business.  We have generated only $2 million in revenues to date, and have not received FDA approval for marketing any of our product candidates.  Failure to obtain FDA approval for our products would have a material adverse effect on our ability to continue operating.  Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development.  We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results, and financial condition.

Because of this limited operating history and because of the emerging nature of the markets in which we compete, our historical financial data is of limited value in estimating future operating expenses.  Our budgeted expense levels are based in part on our expectations concerning future revenues.  However, our ability to generate any revenues beyond grants depends largely on receiving marketing approval from the FDA.  Moreover, if FDA approval is obtained, the size of any future revenues depends on the choices and demand of individuals, which are difficult to forecast accurately.  We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues.  Accordingly, a significant shortfall in demand for our products could have an immediate and material adverse effect on our business, results of operations, and financial condition.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control.  For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as any indication of our future performance.  Our quarterly and annual expenses are likely to increase substantially over the next several years, and revenues from the SBIR grants may not continue at the current levels.  Our operating results in future quarters may fall below expectations.  Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.  Each of the risk factors listed in this “Market Risks” section may affect our operating results.

Our business and our industry are constantly changing and evolving over time.  Furthermore, we compete in an unpredictable industry and regulatory environment.  Our ability to succeed depends on our ability to compete in this fluctuating market.  As such, our actual operating results may differ substantially from our projections.

We may be unable to maintain an effective system of internal controls and accurately report our financial results or prevent fraud, which may cause our current and potential stockholders to lose confidence in our financial reporting and adversely impact our business and our ability to raise additional funds in the future.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, our operating results and our reputation could be harmed as a result, causing stockholders and/or prospective investors to lose confidence in management and making it more difficult for us to raise additional capital in the future.

Acquisitions or in-licensing of drug-development programs could result in operating difficulties, dilution and other harmful consequences.

We may acquire complementary companies, products, or technologies or seek to in-license certain technologies, but have only limited experience in these types of transactions.  We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions.  From time to time, we may engage in discussions regarding potential acquisitions or the in-licensing or certain technologies we believe are critical to our business.  Any one of these transactions could have a material effect on our financial condition and operating results.  In addition, the process of integrating an acquired company, business, or technology may create unforeseen operating difficulties and expenditures and therefore entails significant risk.

Any acquisitions we make may disrupt operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, customers, and strategic partners.  We may also have to, or choose to, incur debt or issue equity securities to pay for any future acquisitions.  The issuance of equity securities for an acquisition could be substantially dilutive to our stockholders.  In addition, our profitability may suffer because of acquisition-related costs or amortization or impairment costs for acquired goodwill and other intangible assets.

If we lose the services of key management personnel, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of key members of our senior management team.  In particular, our CEO Scott Pancoast, our founder and CSO Roger Sabbadini, Ph.D., our Vice President of Drug Development, William Garland, Ph.D. and our Vice President of Research, Genevieve Hansen, Ph.D., are critical to our overall management as well as the development of our technology, our culture, and our strategic direction.  All of our executive officers and key employees are at-will employees.  While we have obtained a key-person life insurance policy on Scott Pancoast, the loss of any of our management or key personnel could materially harm our business.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization.  Competition in our industry for qualified employees is intense, especially in the Southern California market, and it is likely that certain of our competitors will directly target certain of our employees.  Our continued ability to compete effectively depends on our ability to retain and motivate our existing employees.

We may also need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing.  We compete for qualified individuals with numerous biopharmaceutical companies and other emerging entrepreneurial companies, as well as universities and research institutions.  Competition for such individuals, particularly in the Southern California area, is intense, and may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success.

We may not successfully manage any growth that we may experience.

Our success will depend upon the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources.  To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel.  If we are unable to manage our growth effectively, our business would be harmed.

Our drug-development programs depend upon third-party researchers who are outside our control.

We depend upon independent investigators and collaborators, such as universities, medical institutions, and clinical research organizations to conduct our pre-clinical and clinical trials under agreements with us.  These collaborators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs.  These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves.  If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed.  These collaborators may also have relationships with other commercial entities, some of whom may compete with us.  If our collaborators assist our competitors at our expense, our competitive position would be harmed.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

Conflicts may arise in our collaborations due to one or more of the following:

•                  disputes with respect to payments that we believe are due under a collaboration agreement;

•                  disagreements with respect to ownership of intellectual property rights;

•                  unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

•                  delay of a collaborator’s development or commercialization efforts with respect to our drug candidates; or

•                  termination or non-renewal of the collaboration.

In addition, in our collaborations, we may be required to agree not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations.  Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others.  Our collaborators, however, may be able to develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

Our collaborations with outside scientific and clinical advisors may be subject to restriction and change.

We work with scientific and clinical advisors at academic and other institutions who are experts in the fields of oncology, cardiovascular system disorders and eye disease.  They assist us in our research and development efforts and advise us with respect to our clinical trials.  These advisors are not our employees and may have other commitments that would limit their future availability to us.  Although our scientific and clinical advisors and collaborators generally agree not to engage in competing work, if a conflict of interest arises between their work for us and their work for another entity, we may lose their services, which may impair our reputation in the industry and delay the clinical development of our drug candidates.

If we engage in any acquisition, we will incur a variety of costs and may never realize the anticipated benefits of the acquisition.

We may attempt to acquire businesses, technologies, services, or products or in-license technologies that we believe are a strategic fit with our business.  We have limited experience in identifying acquisition targets, and successfully completing and integrating any acquired businesses, technologies, services or products into our current infrastructure.  The process of integrating any acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may divert significant management attention from our ongoing business operations.  As a result, we will incur a variety of costs in connection with an acquisition and may never realize its anticipated benefits.

Our audited 2006 consolidated financial statements contain a going concern qualification because, despite raising net proceeds of approximately $13.2 million in a private placement, a substantial portion of those proceeds will be consumed by the activities necessary to move our lead drug candidate into clinical testing, leaving us without any significant additional capital.

Even though we raised net proceeds of approximately $13.2 million in a private placement that we closed on April 6, 2007 (the “Private Placement”), which transaction includes a subsequent closing by June 30, 2007 at which we expect to raise an additional $2.8 million, the report of our independent registered public accounting firm covering our audited consolidated financial statements for the years ended December 31, 2006 and December 31, 2005 stated that certain factors, including our net losses and our net cash used in our operating activities, when compared with our net cash position, raise substantial doubt as to our ability to continue as a going concern notwithstanding the proceeds from our private placement.  A substantial portion of the proceeds from the Private Placement (including the additional $2.8 million from the subsequent closing) have been allocated to pre-clinical activities and research and development scheduled to be conducted over the next 12 months.  Consequently, the amount of proceeds from the Private Placement (including the subsequent closing) not already allocated for projects will not substantially increase the amount of cash we have for our other operating activities, thus raising substantial doubt as to our ability to continue as a going concern.

As a result of the Private Placement, a small number of stockholders own a large percentage of our voting stock, and therefore, you will have minimal influence over stockholder decisions.

As a result of the shares of our Class A common stock we issued in the Private Placement, a substantial portion of our outstanding Class A common stock is now held by a small group of stockholders, who will retain significant control of Lpath for the foreseeable future.  The investors in the Private Placement, our founders, executive officers, directors and employees will together now own more than 70% of the voting power of our outstanding capital stock.  Such concentration will become even greater at the Private Placement second closing which is expected to occur on or before June 30, 2007.  As a result of such ownership concentration, this small group of stockholders can have significant influence over the management and affairs of our business.  They can also exert considerable, ongoing influence over matters subject to stockholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of our business. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover, or other business combination involving us, or discouraging a potential acquirer from making a tender offer, or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.  In addition, in connection with the Private Placement and our financing that closed concurrently with our November 30, 2005 merger with Neighborhood Connections, Inc., certain large investors were granted additional rights and/or additional warrants that may further dilute other investor’s influence over stockholder decisions.

Our Class A common stock is considered “a penny stock,” which subjects our stock to regulations that may affect the ability of investors to sell their shares of our Class A common stock.

The Securities and Exchange Commission (“SEC”) has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Following our reorganization and merger on November 30, 2005, the market price of our common stock has been less than $5.00 per share.  As a result of the Private Placement (including the subsequent closing), we will have almost doubled the number of shares outstanding by the issuance of approximately 17.7 million additional shares of Class A common stock (which number does not include shares of our Class A common stock issuable upon the exercise of warrants sold to investors in the Private Placement).  Consequently, it is likely that the market price for our Class A common stock will remain less than $5.00 per share for the foreseeable future and therefore may be a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our Class A common stock and may affect the ability of investors hereunder to sell their shares.  In addition, if our Class A common stock is traded on the OTC Bulletin Board as anticipated, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our intellectual property rights are valuable, and our inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights, and other intellectual property rights are critically important assets to us.  Events outside of our control could jeopardize our ability to protect our intellectual property rights.  For example, effective intellectual property protection may not be available in every country in which our products and services are distributed.  In addition, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective.  Any significant impairment of our intellectual property rights could harm our business or our ability to compete.  Protecting our intellectual property rights is costly and time consuming, and the unauthorized use of our intellectual property could cause these costs to rise significantly and materially affect our operating results.

While our goal is to obtain patent protection for our innovations, they may not be patentable or we may choose not to protect certain innovations that later turn out to be important for our business.  Even if we do obtain protection for our innovations, the scope of protection gained may be insufficient or a patent issued may be deemed invalid or unenforceable, as the issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent.  The patenting process, enforcement of issued patents, and defense against claims of infringement are inherently costly and risky.  We may not have the financial resources to defend our patents, thereby reducing our competitive position and our business prospects.  Specific risks associated with the patent process include the following:

•                  The United States or foreign patent offices may not grant patents of meaningful scope based on the applications we have already filed and those we intend to file.

•                  If our current patents do not adequately protect our drug molecules and the indications for their use, then we will not be able to prevent imitation and any product may not be commercially viable.

•                  Some of the issued patents we now license may be determined to be invalid.

•                  If we have to defend the validity of the patents that we have in-licensed, the costs of such defense could be substantial, and there is no guarantee of a successful outcome.

•                  In the event any of the patents we have in-licensed is found to be invalid, we may lose competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any compensation to us. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights. For example, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect our drug candidates.

Although we try to avoid infringement, there is the risk that we will use a patented technology owned by another person or entity and/or be sued for infringement.  For example, U.S. patent applications are confidential while pending in the Patent and Trademark Office, and patent offices in foreign countries often publish patent applications for the first time six months or more after filing. Further, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. In addition, defending or indemnifying a third party against a claim of infringement can involve lengthy and costly legal actions, and there can be no guarantee of a successful outcome.

Specifically, we have filed patents to protect our compositions of matter and methods to treat several disease states, including cancer, cardiovascular disease, cerebrovascular disease, hyperproliferative diseases and angiogenesis.  We do not know whether our claims will be granted.  Even if we do obtain protection for our innovations, the scope of protection gained may be insufficient or a patent issued may be deemed invalid or unenforceable.

We also seek to maintain certain intellectual property as trade secrets.  The secrecy of this information could be compromised by third parties, or intentionally or accidentally disclosed to others by our employees, which may cause us to lose any competitive advantage we enjoy from maintaining these trade secrets.

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, which could require us to pay damages, and which could limit our ability to use certain technologies in the future.

Companies in the pharmaceutical, biopharmaceutical and biotechnology industries own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations by others of intellectual property rights.  As our products get closer to commercialization, there is greater possibility that we may become subject to an infringement claim based on use of our technology such that we would be unable to continue using the technology without obtaining a license or settlement from third parties.  Any intellectual property claims, whether merited or not, could be time-consuming and expensive to litigate and could cause us to divert critical management and financial resources to the resolution of such claims. We may not be able to afford the costs of litigation.  Any legal action against our company or our collaborators or us could lead to:

•                  payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;

•                  injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

•                  we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, an adverse determination also could prevent us from offering our products to the marketplace.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Because we operate in the highly technical field of drug discovery and development, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in our industry regarding patent and other intellectual property rights.  Biotechnology companies that are much larger and with greater financial strength have gone out of business after fighting and losing an infringement battle.  We may be exposed to future litigation by third parties based on claims that our drug candidates, technologies or activities infringe the intellectual property rights of others. If our drug development activities are found to infringe any such patents, we may have to pay significant damages. A patentee could prevent us from licensing the patented technology for the identification or development of drug compounds. There are also many patents relating to chemical compounds and the uses thereof. If our compounds are found to infringe any such patents, we may have to pay significant damages. A patentee could prevent us from making, using or selling the patented compounds. We may need to resort to litigation to enforce a patent issued or licensed to us, protect our trade secrets or determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

Although we have raised net proceeds of approximately $13.2 million and we expect to raise an additional $2.8 million by June 30, 2007, we will still require substantial additional financing in order to carry out our planned activities beyond June 30, 2008.

The amount of cash we had on hand as of March 31, 2007 was approximately $600,000.  Although we recently raised net proceeds of approximately $13.2 million in connection with the Private Placement that closed on April 6, 2007, and we expect to raise an additional $2.8 million at a second closing for the Private Placement by June 30, 2007, such amounts will not be sufficient to meet our longer-term cash requirements (beyond June 30, 2008) or cash requirements for the commercialization of certain products currently in development.  A substantial portion of the proceeds from the Private Placement, including proceeds from the second closing, have been allocated to pre-clinical activities and research and development scheduled to be conducted over the next 12 months.  Consequently, we will be required to issue additional equity or debt securities or enter into other financial arrangements, including relationships with corporate and other partners, in order to raise substantial additional capital necessary to cover the next five to ten year period during which we plan to conduct product development and FDA testing through Phase III testing. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. If we fail to raise sufficient additional financing we will not be able to develop our product candidates, we will be required to reduce staff, reduce or eliminate research and development, slow the development of our product candidates and outsource or eliminate several business functions. Even if we are successful in raising such additional financing, we may not be able to successfully complete planned clinical trials, development, and marketing of all, or of any, of our product candidates. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected. We may be required to reduce our staff, discontinue certain research or development programs of our future products, and cease to operate.

We may incur significant or currently undeterminable costs in complying with environmental laws and regulations.

We use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. As appropriate, we will store these materials and wastes resulting from their use at our or our outsourced laboratory facility pending their ultimate use or disposal. We will contract with a third party to properly dispose of these materials and wastes. We will be subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes. We may also incur significant costs complying with environmental laws and regulations adopted in the future.

The price of our Class A common stock may be volatile for a variety of reasons that are beyond our control and/or that may not relate to our operating performance and, as  result, investors may find it difficult to sell their shares at a market price above what they paid.

The trading price of our Class A common stock may fluctuate substantially. The price of the Class A common stock that will prevail in the market after the sale of the shares of Class A common stock by the selling stockholders may be higher or lower than the price you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our Class A common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•                  price and volume fluctuations in the overall stock market from time to time;

•                  fluctuations in stock market prices and trading volumes of similar companies;

•                  actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•                  general economic conditions and trends;

•                  sales of large blocks of our stock;

•                  departures of key personnel;

•                  changes in the regulatory status of our product candidate or clinical trials;

•                  announcements of new products or technologies;

•                  regulatory developments in the United States and other countries;

•                  failure of our common stock to be listed quoted on the Nasdaq Capital Market, American Stock Exchange or other national market system.

If additional authorized shares of our Class A common stock available for issuance or shares eligible for future sale were introduced into the market, it could hurt our stock price

We are authorized to issue 60,000,000 shares of Class A common stock. As of April 13, 2007, there were an aggregate of 59,360,728 shares of our Class A common stock issued and outstanding on a fully diluted basis. That total includes 4,709,996 shares of our Class A common stock that may be issued upon the exercise of currently outstanding stock options and 15,179,466 shares of Class A common stock that may be issued upon the exercise of current outstanding warrants. The exercise of options and/or warrants may cause substantial dilution to those who hold shares of Class A common stock prior to such exercises.  Prior to the second closing for the Private Placement, we will be seeking stockholder approval to amend our articles of incorporation to increase our authorized shares of Class A common stock to 100 million, which, when approved, will give us the ability to issue a substantial number of shares of Class A common stock in the future.  We are also unable to estimate the amount, timing or nature of future sales of outstanding Class A common stock.  Sales of substantial amounts of the Class A common stock in the public market by these holders or perceptions that such sales may take place may lower the Class A common stock’s market price.

We will incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

A limited public trading market may cause volatility in the price of our common stock.

Our Class A common stock began trading on the Over-the-Counter Bulletin Board (“OTCBB”) on December 6, 2005 and is quoted under the symbol LPTN. The quotation of our Class A common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experience extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our Class A common stock is thus subject to this volatility.  Sales of substantial amounts of Class A common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our Class A common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings.

There is no assurance of an established public trading market.

A regular trading market for our Class A common stock may not be sustained in the future. The NASD has enacted recent changes that limit quotation on the OTCBB to securities of issuers that are current in their reports filed with the SEC.  The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time.  The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than a listing on the NASDAQ Stock Markets or other national securities exchange.  Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market.  Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.  Market prices for our common stock will be influenced by a number of factors, including:

•                  the issuance of new equity securities pursuant to a future offering;

•                  competitive developments,

•                  variations in quarterly operating results

•                  change in financial estimates by securities analysts;

•                  the depth and liquidity of the market for our common stock;

•                  investor perceptions of our company and the technologies industries generally; and

•                  general economic and other national conditions.

We may not be able to achieve secondary trading of our stock in certain states because our Class A common stock is not nationally traded.

Because our Class A common stock is not listed for trading on the Nasdaq Global Market, Nasdaq Global Select Market, or listed for trading on a national securities exchange, our Class A common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we intend to take appropriate steps to register our Class A common stock or qualify for exemptions for our Class A common stock, in all of the states and jurisdictions of the United States, if we fail to do so the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense.  These restrictions and potential costs could be significant burdens on our stockholders.

Sales of additional equity securities may adversely affect the market price of our Class A common stock and your rights in us may be reduced.

We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to sell additional equity securities, in transactions similar in size and scope to the Private Placement, which may be subject to registration rights (as in the Private Placement). The sale or the proposed sale of substantial amounts of our Class A common stock in the public markets may adversely affect the market price of our Class A common stock and our stock price may decline substantially.  Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing Class A common stock.

We are able to issue shares of preferred stock with rights superior to those of holders of our Class A common stock.

Our Certification of Incorporation provide for the authorization of 5,000,000 shares of “blank check” preferred stock.  Pursuant to our Certificate of Incorporation, our Board of Directors is authorized to issue such “blank check” preferred stock with rights that are superior to the rights of stockholders of our Class A common stock, at a purchase price then approved by our Board of Directors, which purchase price may be substantially lower than the market price of shares of our Class A common stock, without stockholder approval.  Pursuant to agreements with us, until November 30, 2007 some of our investors have pre-emptive rights with respect to the issuance of additional shares of capital stock in most capital raising transactions (which includes preferred stock)..

We do not intend to pay dividends.

We have never declared or paid any dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of Class A common stock by the selling security holders or their transferees.   As of April 30, 2007, we have received $72,000 from the exercise of 120,000 warrants covered by this prospectus and we may receive up to an additional $9,778,072 from the exercise of the remaining unexercised warrants covered by this prospectus.   The additional proceeds we could receive from the exercise of such warrants have not yet been earmarked for any specific use beyond working capital needs because there is no certainty that we will ever receive any proceeds from the exercise of such warrants.  The proceeds we received from the outstanding shares of Class A common stock covered by this prospectus, which were sold by us in private placements, are intended to be used to advance our various programs, including clinical development of our most advanced programs.

SELLING SECURITY HOLDERS

We are registering the following: (i) shares of our Class A common stock purchased by investors in our 2005 and 2006 private placement offerings, (ii) shares of our Class A common stock issuable upon the exercise of warrants purchased by those investors in the same offerings, (iii) shares of our Class A common stock purchased by bridge-loan holders upon conversion of outstanding convertible promissory loans, including accrued interest, (iv) shares of our Class A common stock issuable upon the exercise of warrants purchased by the bridge loan holders, (v) shares of our Class A common stock issuable upon the warrants issued to the placement agent and sub-agents engaged in our 2005 and 2006 private placements, and (vi) shares of Class A common stock issuable upon the exercise of certain warrants previously issued by us to investors and consultants.

We are also registering a total of 11,833,183 shares of our common stock from holders who formerly held shares of common or preferred stock of our predecessor entity, Lpath Therapeutics, Inc.  Lpath Therapeutics had issued shares to certain founders, employees, and investors in connection with its formation and on-going activities as a private entity.  In connection with the Merger (as previously described), holders of such 11,833,183 shares had their shares exchanged for a like number of shares of our Class A common stock.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Selling Security Holder (2)	Common Stock Beneficially Owned Before Offering	Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering
Donald R. Swortwood Trust Dated July 7, 1995 (3)	5,228,200	5,228,200	—0—	*
Letitia H. Swortwood Revocable Trust #1 Dated September 16, 1992 (4)	5,228,200	5,228,200	—0—	*
Roaring Fork Capital SBIC LP	3,157,500	3,157,500	—0—	*
Johnson & Johnson Development Corporation	2,012,544	2,012,544	—0—	*
The Peierls Foundation, Inc. (5)	1,440,000	1,440,000	—0—	*
Roger A. Sabbadini Ph. D.	800,000	800,000	—0—	*
Biogen Idec MA, Inc.	468,750	468,750	—0—	*
Granadilla Holdings Limited	468,750	468,750	—0—	*
Donald J. Fleischli & Mary Ellen Fleischli for DJF Holdings, Inc. P.S.P. & Trust DTD 2/25/88	355,329	355,329	—0—	*
Ronald T. Smith	394,740	394,740	—0—	*
James C. Allen	375,000	375,000	—0—	*
Robert E. Klepper	240,000	240,000	—0—	*
Marrell Enterprises, L.L.C.	389,450	389,450	—0—	*
Craig S. Andrews	200,000	200,000	—0—	*
Jeffrey S. Carstens	200,000	200,000	—0—	*
Wyatt S. Smith	200,000	200,000	—0—	*
Jonathan Hausman	297,500	297,500	—0—	*
Philip and Debra Sobol Trust	297,500	297,500	—0—	*
E. Jeffrey Peierls	240,000	240,000	—0—	*
Philip John Crotty and Elisa Bulawan Crotty, as Joint Tenants	187,500	187,500	—0—	*
R & R Biotech Partners, LLC	187,500	187,500	—0—	*

Richard A. Salvador & Carole A Salvador, as Joint Tenants	187,500	187,500	—0—	*
Richard Paul Blundell	187,500	187,500	—0—	*
Stanley Picheny	187,500	187,500	—0—	*
Trust Bank of Colorado as Custodian for the Stephen James Individual Retirement Account	119,185	119,185	—0—	*
David A. Purcell & Jean R. Purcell, Trustees, The Purcell Family Trust	119,072	119,072	—0—	*
Sundt Family Trust Dated 2/1/00 (6)	120,066	120,066	—0—	*
Sundt Memorial Foundation #	52,632	52,632	—0—	*
Fran Fox Trust UTA Dtd Jan 1 -80	203,750	203,750	—0—	*
Marvin S. Hausman	293,750	293,750	—0—	*
Louis Cornacchia	153,948	153,948	—0—	*
American Charter & Marketing, LLC	220,000	220,000	—0—	*
Brender Services Limited	220,000	220,000	—0—	*
Suncraft Limited	220,000	220,000	—0—	*
The Campanile Foundation as custodian for the Roger & Gail Sabbadini Quasi Endowment Fund	100,000	100,000	—0—	*
Brian E. Peierls	160,000	160,000	—0—	*
U.D. Ethel F. Peierls Charitable Lead Trust (7)	160,000	160,000	—0—	*
Charles M. Ewell Jr. & Valerie A. Ewell, Trustees, The Ewell Family Trust U/D.T 2/29/96	99,245	99,245	—0—	*
William Norgren	99,245	99,245	—0—	*
The Dahle-Croot Family Trust	144,300	144,300	—0—	*
Richard Middelberg	176,612	176,612	—0—	*
Thomas R. Clotfelter Personal Property Trust Dated May 14, 1997	106,422	106,422	—0—	*
Dennis J. Ziengs	156,875	156,875	—0—	*
Wallace J. Lovelace	118,422	118,422	—0—	*
Lawrence M. Richman, M.D., Inc. Profit Sharing Trust	117,435	117,435	—0—	*
Gary B. Davis	112,500	112,500	—0—	*
Thomas G. Walsh	93,750	93,750	—0—	*
Joann McIntosh #	9,375	9,375	—0—	*
Carl J. Stolle	93,750	93,750	—0—	*
Eamonn Hughes	93,750	93,750	—0—	*
John A. Malley, M.D.	93,750	93,750	—0—	*
Kenneth B. Cox and Sally A. Cox, as Joint Tenants	93,750	93,750	—0—	*
L. Sari Rangkuty	109,750	109,750	—0—	*

Magic Train, LLC	93,750	93,750	—0—	*
Peter-Paul Stengel	93,750	93,750	—0—	*
Scott Pancoast	93,750	93,750	—0—	*
Scott T. McKillip	93,750	93,750	—0—	*
Seashore Investment Ltd.	93,750	93,750	—0—	*
Summit View Partnership	93,750	93,750	—0—	*
Tam Cheuk Ho	93,750	93,750	—0—	*
The Benincasa Family Trust	93,750	93,750	—0—	*
Toni Feldmeier	93,750	93,750	—0—	*
David F. Hale & Linda C. Hale Trustees UDT Dated February 10, 1986	59,537	59,537	—0—	*
Goslings	86,349	86,349	—0—	*
R.J. Kelly	86,349	86,349	—0—	*
Donald F. Wall	52,632	52,632	—0—	*
Douglas Wall #	26,316	26,316	—0—	*
Stephen L. Sadle	78,948	78,948	—0—	*
VentureAdvisers.com, Inc.	167,017	167,017	—0—	*
NFS/FMTC FBO Theresa Luise Trzcinka	78,948	78,948	—0—	*
4 P Management Partners S.A.	110,000	110,000	—0—	*
Delta Group Investments Limited	110,000	110,000	—0—	*
Elliot L. Shelton and Jennifer S. Shelton, as Joint Tenants	110,000	110,000	—0—	*
Henry B. Cappella and Linda C. Cappella, as Joint Tenants	110,000	110,000	—0—	*
Ira A. Rosenberg	110,000	110,000	—0—	*
Joseph R. Edington, IV	110,000	110,000	—0—	*
Livorno Latin America Promotions B.V.	75,000	75,000	—0—	*
Norbert V. Mang	110,000	110,000	—0—	*
Purple Dot Limited	110,000	110,000	—0—	*
Shipman & Goodwin Profit Sharing Plan fbo James T. Betts	75,000	75,000	—0—	*
The Clough Family Revocable Trust of 2003	75,000	75,000	—0—	*
Walter Bowen and Janet Bowen, as Joint Tenants	110,000	110,000	—0—	*
Charles Schwab, Inc. Custodian for Dr. Thomas M. Hall IRA Contributory	60,000	60,000	—0—	*
Carol S. Dickenson	39,698	39,698	—0—	*

Sandon J. Purcell	39,691	39,691	—0—	*
Scott D. Purcell	39,691	39,691	—0—	*
Arthur R. Tyrrell and Julie A. Tyrrell, as Joint Tenants	56,250	56,250	—0—	*
Judith Brownstein and Joel Brownstein, as Joint Tenants	54,000	54,000	—0—	*
Albion Management, Inc. Supplementary Retirement Plan Trust (8)	46,875	46,875	—0—	*
Dick J. Crabb	46,875	46,875	—0—	*
Jeffrey F. Jones	46,875	46,875	—0—	*
Jeffrey S. Carstens & Theresa L. Carstens, as Joint Tenants	46,875	46,875	—0—	*
Marilyn Heller	46,875	46,875	—0—	*
Mark W. Surrey, Trustee of the Mark W. Surrey Trust dated December 28, 2004	46,875	46,875	—0—	*
Martin I. Shelton	46,875	46,875	—0—	*
Neil R. Miller, Trustee of the Miller Trust Dated March 25, 1988	46,875	46,875	—0—	*
Rolfe M. Hanna	46,875	46,875	—0—	*
Scott W. Hansen DVM & Paula Dorais -Hansen, as Joint Tenants	46,875	46,875	—0—	*
Shawn D. Ghatan	46,875	46,875	—0—	*
Stan Lunde	46,875	46,875	—0—	*
Steven M. Sobol	46,875	46,875	—0—	*
Trulem Financing N.V.	46,875	46,875	—0—	*
Vicky Lynn Karen	46,875	46,875	—0—	*
Wesley J. Paul	46,875	46,875	—0—	*
William Lee Crist	46,875	46,875	—0—	*
William P. Graham	46,875	46,875	—0—	*
Jeff D. Anderson	45,000	45,000	—0—	*
William Howard Fury	44,211	44,211	—0—	*
Cornelius Matwijecky	39,474	39,474	—0—	*
David H. Shetler	39,474	39,474	—0—	*
Howard Lifshutz and Esther Lifshutz as Joint Tenants	39,474	39,474	—0—	*
Mel Craw	39,474	39,474	—0—	*
Richard I. Fedder	39,474	39,474	—0—	*
David Rapoport	37,500	37,500	—0—	*
Penelope S. McTaggart	37,500	37,500	—0—	*
Herbert B. Cunningham	20,000	20,000	—0—	*

Mike Demoreuille	30,000	30,000	—0—	*
Lawrence Monaldo	19,737	19,737	—0—	*
Lawrence T. Herman	19,737	19,737	—0—	*
Martha Ann Fury	18,948	18,948	—0—	*
Monhegan Partners, L.P.	15,789	15,789	—0—	*
Micheal Trevor Page	6,000	6,000	—0—	*
Richard E. Albert	7,896	7,896	—0—	*
Richard A. Schatz Revocable Trust 06/28/02	5,000	5,000	—0—	*
Thomas R. Young M.D.	5,000	5,000	—0—	*
Michael Buono	2,000	2,000	—0—	*
Joseph A. Ligutti	1,000	1,000	—0—	*
Neil Berkley	1,000	1,000	—0—	*
Aurora Thompson	500	500	—0—	*
Michael C. King	500	500	—0—	*
Adam Hausman	22,944	22,944	—0—	*
Gary Ballen	17,000	17,000	—0—	*
Douglas Wall	66,444	66,444	—0—	*
Henri FM. Marqueni	5,200	5,200	—0—	*
Joel F. Brownstein	5,294	5,294	—0—	*
McGinn Smith & Company, Inc.	12,000	12,000	—0—	*
Triax Capital Management, Inc.	102,940	102,940	—0—	*
Western States Investment Corporation	588,000	588,000	—0—	*
General Research Gmbh	4,000	4,000	—0—	*

Total	31,958,733	31,958,733	—0—

*              Less than 1.0%

**           Registered broker-dealer

***         Affiliate of a registered broker-dealer

#              Shares of Class A common stock and warrants held by this selling security holder were received as a gift transfer from one or more existing selling security holders.

(1)           Includes shares of Class A common stock issuable upon the exercise of warrants, and is adjusted to reflect the sale of shares pursuant to this offering.

(2)           Address is c/o Lpath, Inc., 6335 Ferris Square, Suite A, San Diego, California 92121.

(3)           Donald Swortwood is the trustee of the Donald R. Swortwood Trust Dated July 7, 1995 and has the voting and investment power of the shares of our Class A common stock held by the Donald R. Swortwood Trust Dated July 7, 1995.

(4)           Letitia Swortwood is the trustee of the Letitia H. Swortwood Revocable Trust #1 Dated September 16, 1992 and has the voting and investment power of the shares of our Class A common stock held by the Letitia H. Swortwood Revocable Trust #1 Dated September 16, 1992.

(5)           Mr. E. Jeffrey Peierls is the President and a Director of The Peierls Foundation, Inc. and has voting and investment power over the shares of our Class A common stock held by Mr. E. Jeffrey Peierls is the President and a Director of The Peierls Foundation, Inc.

(6)           Jon Sundt is the trustee of the Sundt Family Trust Dated 2/1/00 and has the voting and investment power of the shares of our Class A common stock held by the Sundt Family Trust Dated 2/1/00.

(7)           Mr. E. Jeffrey Peierls is the trustee of the U.D. Ethel F. Peierls Charitable Lead Trust and has the voting and investment power of the shares of our Class A common stock held by the U.D. Ethel F. Peierls Charitable Lead Trust.

(8)           Barry S. Marlin is the trustee of the Albion Management, Inc. Supplementary Retirement Plan Trust and has the voting and investment power of the shares of our Class A common stock held by the Albion Management, Inc. Supplementary Retirement Plan Trust.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Each of the selling security holders that are identified as a registered broker-dealer in the selling security holders table above is an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with the resale of our securities under this prospectus. Any commissions received by such selling security holders and any profit on the resale of the shares of our Class A common stock (including the shares of common stock issuable upon the exercise of the warrants) sold by such security holders while acting as principals will be deemed to be underwriting discounts or commissions. Because it is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, the selling security holders that are identified as a registered broker-dealer in the selling security holders table will be subject to prospectus deliver requirements under the Securities Act.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          short sales;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers, or agents that participate in the sale of the Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Class A common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny-stock rules, which impose additional sales-practice requirements on broker-dealers that sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny-stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized-risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny-stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny-stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny-stock rules. Consequently, these penny-stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny-stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our Class A common stock under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder as to which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our Class A common stock from a selling security holder under this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

LEGAL PROCEEDINGS

We are not currently a party in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following sets forth certain information regarding our executive officers as of May 3, 2007 (biographical descriptions below which reference dates of such officer’s role in Lpath prior to the Merger relate to LTI, our predecessor entity):

Name	Age	Position
Scott Pancoast	48	President, Chief Executive Officer and Director
Roger Sabbadini, Ph.D.	60	Vice President, Chief Scientific Officer and Director
William Garland, Ph.D.	62	Vice President, Drug Development
Gary J.G. Atkinson	55	Vice President, Chief Financial Officer and Secretary
Genevieve Hansen	43	Vice President, Research
Jeffrey Ferrell	32	Director
Charles Mathews	69	Director
Donald R. Swortwood	66	Director

Scott R. Pancoast

Chief Executive Officer, President and Director

Mr. Pancoast has served as the President and Chief Executive Officer of Lpath since March 2005, and as a Director of Lpath since 1998.  Prior to joining Lpath, from 1994 to 2005 Mr. Pancoast was the Executive Vice President of Western States Investment Corporation (“WSIC”), a private San Diego venture capital fund.  He has served as the CEO or interim CEO for six start-up companies, and has been a member of the board of directors for over 15 companies, including two public companies.  During 2005 and 2006 Mr. Pancoast continued to serve as the Executive Vice President of WSIC, which is owned by two individuals who, as of December 31, 2006, were Lpath’s largest stockholders.  Lpath was reimbursed by WSIC for the portion of his compensation and benefits corresponding to the time he devoted to WSIC matters.  Effective December 31, 2006, Mr. Pancoast resigned from his position at WSIC.  From 1986 to 1994 Mr. Pancoast was with National Sanitary Supply Company, where he was a member of the Board of Directors and served in various management positions including Senior Vice President — Operations and Chief Financial Officer. Mr. Pancoast currently serves on the board of iVOW, Inc. [NASDAQ: IVOW].   He is a graduate of the Harvard Business School and the University of Virginia.

Roger A. Sabbadini, Ph.D.

Scientific Founder, Vice President, Chief Scientific Officer, and Director

Dr. Sabbadini founded Lpath in 1997 and has served as the Chief Scientific Officer since its inception.  Dr. Sabbadini has been a professor of Biology at San Diego State University for over 27 years, and is the founder of three biotechnology companies incubated out of San Diego State University.  Sabbadini’s lab is focused on developing novel therapeutics for the treatment of sphingolipid-related diseases.  Dr. Sabbadini is a Charter Member of the SDSU Molecular Biology Institute and a Charter Member of the SDSU Heart Institute.  He holds a Ph.D. from the University of California, Davis.

William A. Garland, Ph.D.

Vice President, Drug Development

Dr. Garland joined Lpath in 2002 as Vice President of Research and Development.  In December 2005 he was appointed Vice President, Drug Development.  He also served as a Director of Lpath from 2002 to 2005. Dr. Garland has 27 years’ experience in the pharmaceutical industry, 17 of which were primarily in pre-clinical development, discovery support, and clinical pharmacology.  Dr. Garland is knowledgeable in all phases of drug development, from discovery to post-marketing. He has technical expertise in pharmacokinetics, drug metabolism, medicinal chemistry, regulatory science, and bioanalytical chemistry.  He earned a Ph.D. from the University of Washington.

Gary J. G. Atkinson

Vice President, Chief Financial Officer and Secretary

Mr. Atkinson joined Lpath as Vice President, Chief Financial Officer in 2005.  He has more than 20 years of financial management experience.  During 2006, Mr. Atkinson devoted a portion of his time to matters relating to WSIC.  Lpath was reimbursed by WSIC for the portion of his compensation and benefits corresponding to the time he devoted to WSIC matters.  Prior to joining Lpath, Mr. Atkinson served, from 2001 to 2005 as Senior Vice President and Chief Financial Officer at Quorex Pharmaceuticals, Inc., a drug discovery company.  From 1995 to 2000, Mr. Atkinson served as Vice President of Finance at Isis Pharmaceuticals, a publicly held pharmaceutical research and development company.  He began his career with Ernst & Young and holds a B.S. from Brigham Young University.

Genevieve Hansen

Vice President, Research

Dr. Hansen joined Lpath in March 2006 as an Executive Director of Research, and was promoted to Vice President of Research in October 2006.  Dr. Hansen has over 15 years of experience in biotechnology. Most recently, Dr. Hansen was director of protein therapeutics at Diversa Corporation where her group led multiple protein therapeutic programs in oncology, auto-immune disease, and anti-infectives. Prior to that, Dr. Hansen headed the immunology projects at Syngenta’s Genomics Center. From 1993 to 2001, Dr. Hansen held various positions at Novartis. Dr. Hansen holds a master in biochemistry and a Ph.D. in microbiology and genetics from the University of Paris and did her post-doctoral work at the Max-Planck Institute in Germany.

Jeffrey Ferrell

Director

Mr. Ferrell oversees public and private healthcare investments for Global Trading Strategies, a principal investment group within Lehman Brothers. Prior to joining Lehman in 2001, he was a principal at Schroder Ventures Life Sciences in Boston.  Mr. Ferrell graduated with an A.B. in Biochemical Sciences from Harvard University.

Charles A. Mathews

Director

Mr. Mathews is an active private investor and serves as an independent director on the boards of a number of public and private companies. From March 2005 to November 2006 Mr. Mathews was Chairman of Avanir Pharmaceuticals (AVNR), a drug development and marketing company and from May to September 2005 acted as its Chief Executive Officer.  Most recently, Mr. Mathews served as the past president of the San Diego Tech Coast Angels, part of an affiliation of over 200 accredited “angel” investors active in the life science and technology industries. From April 2002 until January 2004, Mr. Mathews served as the President and Chief Executive Officer of DermTech International, a privately held contract research organization focused on dermal and transdermal drugs. From 1996 to April 2002, Mr. Mathews was an independent management consultant, providing CEO-level consulting services to various public and private companies. He continues to serve as a director for several privately held companies

Donald R. Swortwood

Director

Mr. Swortwood has served as Chairman and CEO of Western States Investment Corporation since its founding in 1977 and has been an active investor in California business for nearly thirty years. His investments have ranged from a business that developed novel technologies for the detection and treatment of gastro-esophageal reflux disease, which was sold to Medtronic; to a leader in SAN network-management-software solutions, which was sold to EMC; to a business that developed the first “ear thermometer,” which was sold to Wyeth. Currently, the Western States portfolio of holdings includes a number of biotech and life science companies. Mr. Swortwood is a graduate of Stanford University.

There are no family relationships among any of the officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information on the beneficial ownership of our Class A common stock by executive officers and directors, as well as stockholders who are known by us to own beneficially more than 5% of our common stock, as of May 3, 2007.  Except as listed below, the address of all owners listed is c/o Lpath, Inc., 6335 Ferris Square, Suite A, San Diego, CA  92121.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
LB I Group Inc c/o Lehman Brothers Inc. 399 Park Avenue New York, NY 10022 Attn: Jeffrey Ferrell and Will Yelsits	9,378,889	(3)	22.4%

Donald R. Swortwood Chairman & Chief Executive Officer Western States Investment Group 6335 Ferris Square, Ste A, San Diego, CA 92121 Director	5,533,568	(4)	13.7%

Letitia H. Swortwood Western States Investment Group 6335 Ferris Square, Ste A, San Diego, CA 92121	5,522,200	(5)	13.7%

Charles Polsky Portfolio Manager WHI Growth Fund, L.P. 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	5,230,170	(6)	12.8%

Eugene McColley Managing General Partner Roaring Fork Capital SBIC, L.P. 800 East Prentice Ave., Ste 745 Greenwood Village, CO 80111	4,036,777	(7)	9.9%

E. Jeffrey Peierls 73 S. Holman Way Golden, CO 80401	3,216,947	(8)	7.9%

Brian E. Peierls 7808 Harvestman Cove Austin, TX 78731	3,101,775	(9)	7.7%

Linda Vogel Investment Portfolio Manager Johnson & Johnson Development Corp. One Johnson & Johnson Plaza New Brunswick, NJ 08933	2,012,544	(10)	5.0%

Scott Pancoast President, Chief Executive Officer and Director	770,992	(11)	1.9%

Roger Sabbadini, Ph.D. Founder, Chief Scientific Officer, and Director	1,258,443	(12)	3.2%

William Garland, Ph.D. Vice President, Drug Development	308,279	(13)	*

Gary J.G. Atkinson Vice President, Chief Financial Officer and Secretary	121,875	(14)	*

Genevieve Hansen Vice President, Research	71,389	(15)	*

Charles Mathews Director	15,625	(16)	*

Jeffrey Ferrell Director	-0-		*

All directors and executive officers as a group (eight persons)	7,942,761		19.0%

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

*  Less than one percent.

(1)  A person is considered to beneficially own any shares: (i) over which the person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)  Percentage information is based on 39,471,266 shares of Class A Common Stock outstanding as of May 3,, 2007, plus each person’s warrants or options that are currently exercisable or that will become exercisable within 60 days of May 3, 2007.  Percentage information for each person assumes that no other individual will exercise any warrants and/or options.

(3)  Includes 2,431,564 shares of Class A common stock issuable upon the exercise of warrants.  Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc.  Lehman Brothers Inc. is a registered broker-dealer.  LBI Group Inc.  is an affiliate of a broker-dealer.

4)  Includes 866,085 shares of Class A common stock issuable upon the exercise of warrants, and 11,458 shares of Class A common stock issuable upon the exercise of outstanding options.

(5)  Includes 866,085 shares of Class A common stock issuable upon the exercise of warrants.

(6)  Includes 1,442,680 shares of Class A common stock and 504,938 shares of Class A common stock issuable upon the exercise of warrants owned directly by WHI Growth Fund, L.P.  Also includes 868,420 shares of Class A common stock and 303,947 shares of Class A common stock issuable upon the exercise of warrants held by WHI Morula Fund, LLC, 694,660 shares of Class A common stock and 243,131 shares of Class A common stock issuable upon the exercise of warrants held by WHI Select Fund, L.P., and 868,440 shares of Class A common stock and 303,954 shares of Class A common stock issuable upon the exercise of warrants held by Panacea Fund, LLC.  William Harris Investors, Inc., a registered investment advisor, serves as the General Partner for the WHI Growth Fund, L.P. and the WHI Select Fund, L.P.  They also serve as the Manager of WHI Morula Fund, LLC, and the Panacea Fund, LLC.

(7)  Includes 1,472,961 shares of Class A common stock issuable upon the exercise of warrants.

(8)  Includes 236,842 shares of Class A common stock and 120,395 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. E. Jeffrey Peierls.  Also includes 1,479,672 shares of Class A common stock and 742,886 shares of Class A common stock issuable upon the exercise of warrants held by The Peierls Foundation, Inc. (the “Foundation”), and 152,105 shares of Class A common stock and 78,236 shares of Class A common stock issuable upon the exercise of warrants held by the U. D. Ethel Peierls Charitable Lead Unitrust (the “Unitrust”) , and 301,342 shares of Class A common stock and 105,469 shares of Class A common stock issuable upon the exercise of warrants held by the following trusts: UD E.F. Peierls for B.E. Peierls, UD E.F. Peierls for E.J. Peierls, UD J.N. Peierls for B.E. Peierls, UD J.N. Peierls for E.J. Peierls, UD E.S. Peierls for E.F. Peierls, UW Jennie Peierls for B.E. Peierls, UW Jennie Peierls for E.J. Peierls, UW E.S. Peierls for BEP Art VI-Accum, UW E.S. Peierls for EJP Art VI-Accum (the “Trusts”).  Mr. E. Jeffrey Peierls is the President and a Director of the Foundation and is a Co-Trustee of the Unitrust, and is a Co-Trustee of the Trusts and may be deemed to share indirect ownership of the securities owned by the Foundation, the Unitrust and the Trusts, however he has no pecuniary interest in the securities owned by the Foundation, the Unitrust or the Trusts.  Mr. E. Jeffrey Peierls has voting and investment power over the shares of our Class A common stock held by the Foundation, the Unitrust and the Trusts.

(9)  Includes 160,789 shares of Class A common stock and 81,276 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. Brian E. Peierls.  Also includes 1,479,672 shares of Class A common stock and 742,886 shares of Class A common stock issuable upon the exercise of warrants held by The Peierls Foundation, Inc. (the “Foundation”), and 152,105 shares of Class A common stock and 78,236 shares of Class A common stock issuable upon the exercise of warrants held by the U. D. Ethel Peierls Charitable Lead Unitrust (the “Unitrust”) , and 301,342 shares of Class A common stock and 105,469 shares of Class A common stock issuable upon the exercise of warrants held by the following trusts: UD E.F. Peierls for B.E. Peierls, UD E.F. Peierls for E.J. Peierls, UD J.N. Peierls for B.E. Peierls, UD J.N. Peierls for E.J. Peierls, UD E.S. Peierls for E.F. Peierls, UW Jennie Peierls for B.E. Peierls, UW Jennie Peierls for E.J. Peierls, UW E.S. Peierls for BEP Art VI-Accum, UW E.S. Peierls for EJP Art VI-Accum (the “Trusts”). Mr. Brian E. Peierls is the Vice President and a Director of the Foundation, is a Co-Trustee of the Unitrust and is a Co-Trustee of the Trusts, and may be deemed to share indirect ownership of the securities owned by the Foundation, the Unitrust and the Trusts, however he has no pecuniary interest in the securities owned by the Foundation, the Unitrust or the Trusts.  Mr. Brian E. Peierls has voting and investment power over the shares of our Class A common stock held by the Foundation, the Unitrust and the Trusts.

(10)  Includes 566,468 shares of Class A common stock issuable upon the exercise of warrants.

(11)  Includes 34,138 shares of Class A common stock issuable upon the exercise of warrants and 657,104 shares of Class A common stock issuable upon the exercise of outstanding options.

(12)  Includes 362,643 shares of Class A common stock issuable upon the exercise of outstanding options.

(13)  Includes 308,279 shares of Class A common stock issuable upon the exercise of outstanding options.

(14)  Includes 121,875 shares of Class A common stock issuable upon the exercise of outstanding options.

(15)  Includes 6,064 shares of Class A common stock issuable upon the exercise of warrants and 48,000 shares of Class A common stock issuable upon the exercise of outstanding options.

(16) Includes 15,625 shares of Class A common stock issuable upon the exercise of outstanding options.

DESCRIPTION OF SECURITIES

Our authorized capital stock of the Registrant consists of 60,000,000 shares of Class A common stock, par value $0.001 per share, of which there are 39,471,266 issued and outstanding as of April 30, 2007.  In addition, our authorized capital stock includes Five million (5,000,000) authorized Series A Preferred Shares with a par value of $0.001, Five million (5,000,000) authorized Series B Preferred Shares with a par value of $0.001 and Five million (5,000,000) authorized Series C Preferred Shares with a par value of $0.001.  There are currently no shares of Series A, Series B or Series C Preferred Shares issued and outstanding.

Common Stock

Holders of shares of Class A common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of Class A common stock do not have cumulative voting rights.  Holders of Class A common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution, or winding up of the company, the holders of Class A common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of Class A common stock are fully paid and non-assessable.

Holders of Class A common stock have no preemptive rights to purchase our Class A common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the Class A common stock.

Preferred Stock

Series A Preferred Shares have a par value of $0.001 and such other terms as determined by the board of Directors prior to their issuance.  Each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to ten (10) shares of Class A common stock.  Each Series A Preferred Share may be converted into ten (10) shares of Class A common stock upon approval by the Board of Directors.

Series B Preferred Shares have a par value of $0.001 per share and such other terms as may be determined prior to their issuance by the Board of Directors.  Each Series B Preferred Share shall have voting rights and shall carry a voting weight equal to two (2) shares of Class A common stock.  Each Series B Preferred Share may be converted into two (2) shares of Class A common stock upon approval by the Board of Directors.

Series C Preferred Shares have a par value of $0.001 per share and such other terms as may be determined by the Board of Directors prior to their issuance.  No Series C Preferred Share shall have voting rights.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of the Board of Directors.  We presently intend to retain all earnings, if any, and accordingly the Board of Directors does not anticipate declaring any dividends prior to a business combination.

Change of Control

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof without any further vote or action by the shareholders.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of Class A common stock.  At present, we have no plans to issue any preferred stock nor adopt any series, preferences, or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.  We have no present plans to issue any preferred stock.

Warrants

Set forth below is information concerning the various warrants issued by us to our investors, placement agents, consultants and other persons.

Warrants issued to investors in a private placement in April 2007 (the “April 2007 warrants”).

On April 6, 2007, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with various accredited investors (the “Investors”) pursuant to which the Investors agreed to purchase from us an aggregate of 17.7 million shares of our Class A common stock and 6.2 million April 2007 warrants exercisable to purchase the Company’s Class A common stock at an exercise price of $1.05 per share for an aggregate purchase price of $16.8 million.  In addition, we have agreed to issue 1,707,894  April 2007 warrants to the placement agent in this transaction, of which 1,271,536 have already been issued.

Exercise Price, Vesting and Term.  The April 2007 warrants are exercisable, without any vesting, until April 6, 2012.  Each April 2007 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $1.05.

Cashless Exercise.  The April 2007 warrants may be exercised using a cashless exercise procedure.

Transferability.  The April 2007 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.  If the transfer of April 2007 warrants is made pursuant to an exemption from registration, we may require the holder of the April 2007 warrant to provides us with (i) a written opinion of counsel and (ii) an executed investment letter.  Additionally, we may require that the transferee be an “accredited investor” or a “qualified institutional buyer” (as such terms are defined under SEC rules).

Adjustments.  The number of shares of Class A common stock issuable upon the exercise of the April 2007 warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our class A common stock or stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each April 2007 warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the April 2007 warrant would have received if such holder had exercised his or her April 2007 warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Subsequent Equity Sales.  In the event that we sell or offer to sell our common stock at price per share less than the exercise price of the April 2007 warrants (“Dilutive Issuance”), then the (i) exercise price of the April 2007 warrant will be adjusted by multiplying the exercise price by a fraction, the numerator of which is the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of our common stock which the aggregate offering price for such Dilutive Issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance and (ii) number of shares issuable upon the exercise of the April 2007 warrants will be proportionately increased so that we will still receive the same aggregate proceeds from the exercise of the April 2007 warrants after the exercise price reduction as we would have received prior to the exercise price adjustment.

Subsequent Rights Offerings.  If we issue rights, options or warrants to all our stockholders entitling them to acquire shares of our common stock at a price per share less than the daily volume weighted average price of our Common Stock at the record date for the issuance of the rights, options and warrants, then the exercise price of the April 2007 warrants will be adjusted by multiplying the exercise price by a fraction, the (x) numerator of which is the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such daily volume weighted average price and (y) denominator of which equals the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of our common stock offered for subscription or purchase

Pro Rata Distributions.  If we distribute to all of our stockholders evidences of our indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than our Common Stock, then in each such case the exercise price of the April 2007 warrants will be adjusted by multiplying the exercise price of the April 2007 warrant in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction (x) of which the numerator shall be the daily volume weighted average price of our Common Stock on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of our common stock (as determined by the Board of Directors in good faith) and (y) of which the denominator shall be the daily volume weighted average price of our Common Stock on such record date.

Merger, Asset Sale, Etc.  If we effect any merger, consolidation, any sale of all or substantially all of our assets or if any tender offer or exchange offer is completed pursuant to which our stockholders are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, then, the holders of the April 2007 warrants will have the right to receive the consideration they would have received in such transaction had they exercised their April 2007 warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  In the event of any all cash transaction, an issuer tender offer or a transaction involving an entity that acquirer is not traded on an exchange or on a Nasdaq market, then the holders of the April 2007 warrants, then we must repurchase the April 2007 warrants at a cash value determined using the Black-Scholes option pricing formula.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the April 2007 warrants.  We are required to file a registration statement covering the shares of Class A common stock issuable upon the exercise of the April 2007 warrants within 90 days after filing or by July 31, 2007, which ever is earlier.  If we fail to file the registration statement on a timely basis or fail to have the registration statement declared effective within 90 days after the filing deadline or July 31, 2007 (which ever is earlier) or we fail to file, on a timely basis, a pre-effective amendment or acceleration request or the shares of Class A common stock issuable upon the exercise of all of the outstanding April 2007 warrants are not registered by March 31, 2008, then we must pay to each holder of an April 2007 warrant a penalty of 1.25% of the aggregate amount invested by such holder for each 30-day period or pro rata for any portion following the date by which the registration statement should have been effective (except that such penalty will not include the amount invested with regard to April 2007 warrants that are not in the money at the time of the event for which the penalty is being imposed).  We also have to pay a 1.25% penalty for any period of time where the holder is unable to sell his Class A common stock under this prospectus for sales (except if such failure is due to market conditions for our Class A common stock).  The maximum penalty is 8.75%. We must keep this resale registration statement effective until the date on which all shares covered by such registration statement (i) have been sold or (ii) may be sold pursuant to Rule 144(k).

Holder of any April 2007 warrants Not a Stockholder.  The April 2007 warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to investors in a merger in November 2005 and in private placements in January and March 2006 (the “November 2005 warrants”).

In November 2005, our subsidiary, Lpath Therapeutics, issued 3,781,125 warrants exercisable to purchase its common stock in connection with the sale of units.  On November 30, 2005, in connection with our merger with Neighborhood Connections, Inc., we issued to Lpath Therapeutics investors 3,781,125 November 2005 warrants that were identical to the warrants included in the units sold by Lpath Therapeutics in November 2005.  The Investors who purchased at least 625,000 units from Lpath Therapeutics Inc. also received a bonus November 2005 warrant to buy 10% of the number of shares of common stock purchased on identical terms to the warrants included in the units.  This resulted in 306,250 of additional November 2005 warrants issued by us in our merger with Lpath Therapeutics.  In addition, after the closing of the merger with Neighborhood Connections, we issued 664,244 November 2005 warrants to note holders of Lpath Therapeutics who converted all of the outstanding principal and accrued interest on their notes into units of our Class A common stock and November 2005 warrants (at the same price paid by the investors in the Lpath Therapeutics November 30, 2005 private placement).  In January 2006 and March 2006, we issued 334,813 November 2005 warrants and 208,423 November 2005 warrants, respectively, in connection with a private placement of units.

Exercise Price, Vesting and Term.  The November 2005 warrants are exercisable, without any vesting, until September 30, 2010.  Each November 2005 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $1.50.

Cashless Exercise.  After November 30, 2006, the November 2005 warrants may be exercised using a cashless exercise if the holder cannot use this prospectus to sell the shares of Class A common stock underlying his or her November 2005 warrants.  The cashless exercise may not be used during the period of February 14 and March 1 of each calendar year.

Transferability.  The November 2005 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  The number of shares of Class A common stock issuable upon the exercise of the November 2005 warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our class A common stock or stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each November 2005 warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the November 2005 warrant would have received if such holder had exercised his or her November 2005 warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Merger, Asset Sale, Etc.  In the event of a capital reorganization, reclassification of our capital stock, merger (in which we are not the surviving entity), or sale of all or substantially all of our assets, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the holders of the November 2005 warrants will have the right to receive the consideration they would have received in such transaction had they exercised their November 2005 warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  This obligation is required to be assumed by the acquirer (if other than us) in any such transaction.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the November 2005 warrants.  We also have to pay a 1.25% penalty for any period of time where the holder is unable to sell his Class A common stock under this prospectus for sales (except if such failure is due to market conditions for our Class A common stock).  We must keep this resale registration statement effective until the earliest of (i) September 30, 2010, (ii) the date on which all shares covered by such registration statement have been sold, and (iii) the date on which all shares covered by such registration statement may be sold pursuant to Rule 144(k).

Holder of any November 2005 warrants Not a Stockholder.  The November 2005 warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to placement agents for November 2005, January 2006, and March 2006 private placements (the “Placement Agent warrants”).  In connection with the placement of units with investors in November 2005, our subsidiary, Lpath Therapeutics Inc. issued to the placement agents in that offering Placement Agent warrants exercisable to purchase 413,797 shares of Lpath Therapeutics common stock.  In our merger with Neighborhood Connections, these warrants were exchanged for identical Placement Agent warrants exercisable to purchase 413,797 shares of Class A common stock. In January 2006 and March 2006, we issued to placement agents in the sale of units Placement Agent warrants exercisable to purchase 45,894 shares and 23,400 shares of our Class A common stock, respectively.

Exercise Price, Vesting and Term.  The Placement Agent warrants are exercisable without any vesting.  Of the 483,091 Placement Agent warrants we issued in total, 108,125 expire on May 30, 2008, 22,988 expire on July 31, 2008, 23,400 expire on September 29, 2008, and 328,578 expire on September 30, 2010.  Each Placement Agent warrant is exercisable for one share of Class A common stock at an exercise price of $0.80.

Transferability.  The Placement Agent warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments  The number of shares of Class A common stock issuable upon the exercise of the Placement Agent warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our Class A common stock or if there is a distribution of a stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each Placement Agent warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the Placement Agent warrant would have received if such holder had exercised his Warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Merger, Asset Sale, Etc.  In the event of a capital reorganization, reclassification of our capital stock, merger (in which we are not the surviving entity), or sale of all or substantially all of our assets, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the holders of the Placement Agent warrants will have the right to receive the consideration they would have received in such transaction had they exercised their Placement agent warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  This obligation is required to be assumed by the acquirer (if other than us) in any such transaction.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the Placement Agent warrants.  We must keep this resale registration statement effective until the earliest of (i) September 30, 2010, (ii) the date on which all shares covered by such registration statement have been sold, and (iii) the date on which all shares covered by such registration statement may be sold pursuant to Rule 144(k).

Holder of any Placement Agent warrants Not a Stockholder.  The Placement Agent warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to an affiliate for the guaranty of our lease payments (the “WSIC warrants”).  Exercise Price, Vesting and Term.  In August 2005, our subsidiary, Lpath Therapeutics, signed a five-year lease for laboratory and office space in a building located at 6335 Ferris Square, San Diego, California.  In order to sign the operating lease agreement, the landlord required that $360,000 of the lease obligation be guaranteed.  This guarantee was provided for Lpath by Western States Investment Corporation, which is co-owned by two of our largest stockholders, in exchange for the WSIC warrants exercisable for 588,000 shares of Lpath Therapeutics common stock.  In our merger with Neighborhood Connections, these warrants were exchanged for identical WSIC warrants exercisable to purchase 588,000 shares of our Class A common stock,.

Exercise Price, Vesting and Term.  The WSIC warrants are exercisable, without any vesting.  Each WSIC warrant is exercisable for one share of Class A common stock at an exercise price of $0.80.  The WSIC warrants expire on May 31, 2007 or upon an earlier a sale of us by merger or by transfer of more than 50% of the voting power of our capital stock.

Transferability.  The WSIC warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  If we have a stock split or a dividend in Class A common stock, the exercise price of the WSIC warrants will be proportionately reduced.  If we have a reverse split, the exercise price of the WSIC warrants will be proportionately increased.  When any adjustment is required to be made in the exercise price, the number of shares of Class A common stock issuable upon the exercise of the WSIC warrant will be appropriately increased or decreased in proportion to the increase or decrease of the exercise price, as the case may be.

Merger, Asset Sale, Etc.  In case of any reclassification, change, reorganization, merger or conveyance of all or substantially all of our assets, then the holder of the WSIC warrants, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, will be entitled to receive, in lieu of shares of our Class A common stock, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised the WSIC warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the WSIC warrants.  The holders of the WSIC warrant are not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any WSIC warrants Not a Stockholder.  The WSIC warrants do not confer upon holders any voting, dividends or other rights as our stockholders.

Warrant issued pursuant to 2002 services agreement with Johnson & Johnson Development Corporation (the “J&J warrant”).  In 2002, our subsidiary, Lpath Therapeutics Inc., issued to Johnson & Johnson Development Corporation a warrant exercisable to purchase 390,000 shares of Lpath Therapeutics common stock.  This J&J warrant was issued pursuant to a services agreement, dated as of April 3, 2002, by and between Johnson & Johnson Development Corporation and Lpath Therapeutics.  In our merger with Neighborhood Connections, the J&J warrant was exchanged for an identical J&J warrant exercisable to purchase 390,000 shares of Class A common stock.

Exercise Price, Vesting and Term.  The J&J warrants are exercisable, without any vesting, until April 3, 2009.  The J&J warrant is exercisable to purchase 390,000 shares of Class A common stock, at an exercise price of

$0.05 per share.

Transferability.  The J&J warrant is transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  In the event of a stock split, the exercise price of the J&J warrant will be proportionately reduced and the number of shares issuable upon exercise of the J&J warrant will be proportionately increased.  In the event of a reverse stock split, the exercise price of the J&J warrant will be proportionately increased and the number of shares issuable upon exercise of the J&J warrant hereof shall be proportionately decreased.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the J&J warrant.  The holder of the J&J warrant is not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any J&J warrants Not a Stockholder.  The J&J warrants do not confer upon holders any voting, dividends or other rights as our stockholders.

Warrants issued to note holders of Lpath Therapeutics (the “2002 Note warrants”).  In 2002, our subsidiary, Lpath Therapeutics, entered into a convertible debt financing arrangement with certain of its preferred stockholders.  As part of the debt financing, Lpath Therapeutics issued to these preferred stockholders warrants exercisable to purchase shares of its common stock, the number and exercise price of which was set by a formula based on a future equity financing by or sale of Lpath Therapeutics.  As a result of such subsequent equity financing, the 2002 Note warrants became exercisable to purchase 531,394 shares of Lpath Therapeutics common stock at an exercise price of $0.16 per share.  In our merger with Neighborhood Connections, these warrants were exchanged for identical 2002 Note warrants exercisable to purchase 531,394 shares of our Class A common stock.

Exercise Price, Vesting and Term.  The 2002 Note warrants are exercisable, without any vesting, until October 31, 2012.  Each 2002 Note warrant is exercisable to purchase one share of Class A common stock at an exercise price of $0.16.

Transferability.  The 2002 Note warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  In the event of a stock split, the exercise price of the 2002 Note warrants will be proportionately reduced and the number of shares issuable upon exercise of the 2002 Note warrants will be proportionately increased.  In the event of a reverse stock split, the exercise price of the 2002 Note warrants will be proportionately increased and the number of shares issuable upon exercise of the 2002 Note warrants will be proportionately decreased.

Merger, Asset Sale, Stock Dividend, Etc. In the event of any stock dividend paid by us or any spin-off, split-up, reclassification, merger, consolidation or sale of substantially all of our assets, the holders of the 2002 Note warrants will be entitled to receive upon the exercise of the 2002 Note warrants the amount of stock and other securities and property (including cash) that such person would have received for the shares of our Class A common stock as if he or she had exercised his or her warrant as of the date on which our stockholders became entitled to receive such consideration.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the Note conversion warrants.  The holder of the Note conversion warrants is not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any Note conversion warrants Not a Stockholder.  The Note conversion warrants do not confer upon holders any voting, dividends or other rights as our stockholders

Warrants issued in a private placement of units in June 2005 (the “June 2005 warrants”).  Between June 2005 and November 2005, our subsidiary, Lpath Therapeutics, Inc., issued 1,300,000 shares of its common stock and 1,560,000 June 2005 warrants exercisable to purchase Lpath Therapeutic common stock at the exercise price of $0.60 per share.  In our merger with Neighborhood Connections, these June 2005 warrants were exchanged for identical June 2005 warrants exercisable to purchase 1,560,000 shares of our Class A common stock.

Exercise Price, Vesting and Term.  The June 2005 warrants are exercisable, without any vesting, until May 31, 2007.  Each June 2005 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $0.60.

Transferability.  The June 2005 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  In the event of a stock split, the exercise price of the June 2005 warrants will be proportionately reduced and the number of shares issuable upon exercise of the June 2005 warrants will be proportionately increased.  In the event of a reverse stock split, the exercise price of the June 2005 warrants will be proportionately increased and the number of share issuable upon exercise of the June 2005 warrants shall be proportionately decreased.

Merger, Asset Sale, Etc..  In the event of any stock dividend paid by us or any spin-off, split-up, reclassification, merger, consolidation or sale of substantially all of our assets, the holders of the June 2005 warrants will be entitled to receive upon the exercise of the June 2005 warrants the amount of stock and other securities and property (including cash) that such person would have received for the shares of our Class A common stock as if he or she had exercised his or her June 2005 warrant as of the date on which our stockholders became entitled to receive such consideration.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the June 2005 warrants.  The holders of the June 2005 warrants are not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any June 2005 warrants Not a Stockholder.  The June 2005 warrants do not confer upon holders any voting, dividends or other rights as our stockholders.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of Lpath, Inc. and subsidiary as of December 31, 2006 and 2005 have been included herein and in the prospectus in reliance upon the report of LevitZacks, an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by the law firm Eilenberg Krause & Paul LLP, New York, New York.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, incorporates certain provisions permitted under Article 78 of the Nevada Revised Statutes relating to the liability of Directors.  The provisions eliminate a Director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.  These provisions do not eliminate a Director’s duty of care.  Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws.

Our Articles of Incorporation, as amended, also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by Article 78 of the Nevada Revised Statutes.  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors.  We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

On March 8, 2007, Scott Pancoast, our CEO, and Donald Swortwood, one of our directors, agreed to commit up to an aggregate of $400,000 in bridge debt financing to us.  Mr. Pancoast and Mr. Swortwood each agreed to commit up to $200,000. A commitment fee of 4%, or $8,000, was due to each of Mr. Pancoast and Mr. Swortwood as a result of their respective agreements to commit such funds.  Non-interested members of our Board of Directors and Audit committees approved the commitment and its terms.

On March 23, 2007, pursuant to their commitment to provide the bridge debt financing to us, we and Mr. Pancoast  signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $50,000, and Mr. Swortwood and Letitia Swortwood each signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $25,000.  The promissory notes bear interest at the rate of 9% per annum.  The terms of the  promissory notes provide that the outstanding principal balance and all accrued but unpaid interest will be due upon the earlier of September 30, 2007, or the date of the next Qualified Financing Round (as defined in the promissory notes).  All of these promissory notes were repaid in full, together with accrued interest, on April 10, 2007, following the closing of the Private Placement on April 6, 2007.

In addition, under the promissory notes we agreed to reimburse the lenders up to an aggregate of $15,000 for legal and other professional expenses incurred in connection with their commitment for bridge financing and the promissory note.  As an inducement to the Commitment, the Registrant has agreed to provide a commitment fee consideration to each Lender equal to four percent (4%) of the amount committed by each of Mr. Pancoast and  Mr. Swortwood and Ms. Swortwood.  Our obligations under the promissory note are secured primarily by proceeds received from our intellectual property assets.

Prior to his appointment as our President and Chief Executive Officer, Scott Pancoast served as the Executive Vice President of Western States Investment Corporation (“WSIC”).  Until December 31, 2006 he also continued to serve as the Executive Vice President of WSIC.  During 2006, Lpath charged WSIC for a portion of Mr. Pancoast’s compensation and benefits, based on the proportion of his time committed to WSIC matters.  On December 31, 2006 Mr. Pancoast resigned from his position as an officer of WSIC, however he will continue to serve as a member of the board of directors of three WSIC portfolio companies.

Gary Atkinson was appointed Vice President and Chief Financial Officer of Lpath Therapeutics on October 26, 2005.  Mr. Atkinson is directly employed by us, but will spend up to 20% of his time working on projects related to WSIC, for which we will charge WSIC.

On August 12, 2005, Lpath Therapeutics signed a five-year lease for 7,300 square feet of laboratory and office space in a building located at 6335 Ferris Square, San Diego, California.  Western States Investment Corporation, which is co-owned by two of the company’s largest stockholders, has subleased approximately 2,000 square feet of the executive offices in this facility.  The terms of such sublease, in general, mirror the terms of Lpath Therapeutics’ direct lease; however, WSIC has the right to terminate the sublease should Lpath become the subject of a change of control through a financing, merger or acquisition.

To enter into the facility lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guarantee was provided for Lpath Therapeutics by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath Therapeutics’s common stock.  The warrant terms include an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  As part of the merger in which we acquired Lpath Therapeutics, we issued a warrant to WSIC in exchange for the warrant to purchase LTI shares.  That warrant contains terms identical to the LTI warrant, but the warrant is exercisable to purchase the same number of shares of our Class A common stock.

We believe that each of the transactions set forth above were entered into on (i) terms as fair as those that could be obtained from independent third parties, and (ii) were ratified by a majority (but no less than two) of our independent directors who did not have an interest in the transaction and who had access to our counsel at our expense.

DESCRIPTION OF BUSINESS

History and Background

Lpath Therapeutics Inc. (“LTI”), our predecessor company, was incorporated in September 1997 in the state of Delaware as Medlyte Diagnostics, Inc. The company commenced operations in January 1998. The company changed its name to Medlyte, Inc. in July 2001 and to Lpath Therapeutics Inc. in July 2004.

Effective November 30, 2005, Neighborhood Connections, Inc. (“NCI”), a publicly traded Nevada corporation, completed the acquisition of LTI (through a reverse triangular merger in which Neighborhood Connections Acquisition Corporation (“NCI Sub”), a wholly owned subsidiary of NCI formed solely for the purpose of facilitating the merger, merged with and into LTI (“the Merger”).  LTI was the surviving corporation in the Merger and, as a result, became a wholly owned subsidiary of NCI.  On December 2, 2005, NCI amended its Articles of Incorporation to change its name to Lpath, Inc.

Although NCI acquired LTI as a result of the Merger, the former stockholders of LTI received a majority of the voting interest in the combined enterprise as consideration for entering into the Merger.  Additionally, the Merger resulted in LTI’s management and Board of Directors assuming operational control of NCI.  At the time of the Merger, NCI fell within the definition of a “shell company” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Immediately preceding the Merger on November 30, 2005, LTI raised $6.0 million through the private placement of common stock and warrants.

For accounting purposes, this Merger is being accounted for in accordance with guidance set forth for transactions of this type by the Securities and Exchange Commission, which views mergers of this type to be capital transactions rather than business combinations.  Therefore, this Merger is being accounted for as the issuance of common stock by LTI for the net monetary assets of NCI, accompanied by a recapitalization.

Overview

We are a biotechnology company focused on the discovery and development of lipidomic-based therapeutics, an emerging field of medical science whereby bioactive lipids are targeted to treat human diseases.

Our lead product candidate, Sphingomab, is a humanized monoclonal antibody against a validated cancer target, sphingosine-1-phosphate (“S1P”), and has demonstrated compelling results against multiple forms of cancers, against age-related macular degeneration (“AMD”), and against heart failure.  Sphingomab works by cutting off the blood supply that tumors need to thrive.  Drugs that function by this mechanism are said to be anti-angiogenic.  While Sphingomab is potently anti-angiogenic, it also has other mechanisms of action that may make it a superior competitor to other successful anti-angiogenic cancer and AMD treatments that have recently been commercialized.  We plan to begin testing Sphingomab as a treatment for cancer and AMD in human clinical trials beginning in late 2007 or early 2008.

Lpath’s second product candidate, Lpathomab, is a monoclonal antibody against lysophosphatidic acid (“LPA”), a key bioactive lipid that has long been recognized as a significant promoter of cancer-cell growth and metastasis in a broad range of tumor types and as a significant contributor to neuropathic pain.  We have demonstrated in vitro efficacy in various cancer studies and plan to conduct in vivo efficacy studies in various tumor models in 2007.

We believe we are the only company to have developed functional monoclonal antibodies against bioactive lipids, such as S1P and LPA.  These unique antibodies were produced using our ImmuneY2™ technology, a series of proprietary processes developed by the company.  We are currently applying the ImmuneY2 process to other lipid-signaling agents that are validated targets for disease treatment, thereby creating a potential pipeline of monoclonal antibody-based drug candidates.

We have a broad and deep intellectual-property position in the bioactive-lipid area, with over 28 issued or pending patents in the United States, with comparable intellectual-property coverage in major foreign countries.  Most of these patents were developed in-house based on our pioneering research on bioactive lipid-signaling.  Our research partners to date include the M.D. Anderson Cancer Center, Johns Hopkins University, the University of Florida College of Medicine and San Diego State University.

The Potential of Lipidomics

Currently the drug-development industry is decidely protein-centric.  Most drugs on the market (and almost all drug candidates in clinical trials) target proteins.

A recent article in the British Journal of Cancer described the role of lipidomics in drug discovery:

The focus on proteins was a natural consequence of the science community’s evolving understanding of biochemistry, which allowed researchers to identify potential protein targets involved in key metabolic and signaling pathways.  Some of the first drugs developed by the rational-drug-design approach to the scientific method came after the discovery of key enzymes, receptors, and ion channels [all proteins] as they emerged in the basic science literature.  One can argue that target identification now is driven by the technological developments of proteomics and genomics, both of which reflect the persistent ‘protein-centric’ view of drug discovery.

Now, the field of lipidomics (a subset of ‘metabolomics’) has emerged … and provides new opportunities for drug discovery.  As was the case for proteomics and genomics, tools of measurement led the way.  For lipidomics, the development of electrospray tandem mass spectrometry and other tools has facilitated our understanding of the cellular lipidome, and we now believe that there are over 1,000 members of the lipidome, opening up an entire array of new potential targets for therapeutic interventions.

It has been recognized that alterations in lipid metabolism can lead to cancer, cardiovascular disease, diabetes, neurodegenerative disorders, immune function, pain, mental disorders, and inflammation. (Sabbadini, British Journal of Cancer, October 3, 2006)

We believe that we are the leader in lipidomic-based therapeutics.  This emerging field of medical science involves two areas of expertise:

1.               An understanding of the role of bioactive lipids in their respective signaling systems so that potentially important targets can be identified:  The study of lipidomics is complex, as the molecular weight of bioactive lipids is significantly lower than proteins and, unlike proteins, they are not water-soluble.  As such, many of the measurement and analytical tools  that exist in the protein-centric pharmaceutical industry do not work when dealing with bioactive lipids.  Because of Lpath’s long-standing focus on bioactive lipids as targets for human disease, we are one of the few companies that have developed the expertise to address the unique challenges of lipidomics.

2.               The ability to inhibit the identified bioactive-lipid targets:  Bioactive lipids are difficult to inhibit for the same reasons that make them difficult to study—they are extremely small and they are not water-soluble.  As such, many companies have tried to generate monoclonal antibodies that inhibit the functional activity of bioactive lipids, only to have failed.  We believe we are the only company to have developed functional monoclonal antibodies against bioactive lipids such as S1P or LPA.  This capability is based on our proprietary ImmuneY2 technology.

Product Opportunities

Our key product-development  programs are summarized in Table 1:

Table 1. Primary Product-Development Programs

Product	Indication	Description	Status
Sphingomab	Cancer — various tumor types	mAb against S1P, a validated angiogenic and metastatic factor	Validated in vivo efficacy and safety in preclinical models; IND planned in Q4 2007.

	AMD	mAb against S1P, a validated angiogenic growth factor & contributor to scar formation	Demonstrated in vivo efficacy in validated models of AMD; IND planned in Q1 2008.

	Post-MI heart failure	mAb against S1P	Validated efficacy (heart function and survivability) in mice; further preclinical studies underway.

Lpathomab	Cancer — to be tested against several tumor types	mAb against validated cancer target	Antibody humanization in process; preclinical safety and efficacy studies in process.

Sphingomab

Our lead product candidate, Sphingomab, is a monoclonal antibody (mAb) against S1P, a validated cancer target.  We believe Sphingomab is the first functional mAb ever developed against a bioactive lipid.

Sphingomab acts as a molecular sponge to selectively absorb tumorigenic sphingolipids from blood and tissues that tumors rely upon. Its efficacy across a wide variety of tumor types, as well as other diseases, is due to the fact that Sphingomab works through three separate mechanisms of action.  Sphingomab is anti-angiogenic, cutting off the blood supply to tumors.  It is also anti-fibrotic, whereby it prevents the formation of scar tissue.  Sphingomab also has anti-inflammatory properties.

With the benefits of these three important mechanisms of action, Sphingomab has a promising profile as a therapeutic candidate:  It has demonstrated safety and efficacy against six different types of human cancers.  In a mouse model of multi-drug-resistant human ovarian cancer, Sphingomab eliminated 40% of the tumors altogether, and, in the remaining mice, the tumors were reduced by about 70%.

Because of the demonstrated role of S1P in angiogenesis and in scar formation, we have also conducted in vivo studies using Sphingomab to treat AMD.  AMD is  an important cause of human blindness that depends on ocular angiogenesis as part of its underlying pathology.  The results of these studies suggest that Sphingomab may be more effective in treating AMD than any of the drugs currently approved for treatment of this disease.  In well established animal models of AMD, treatment with Sphingomab resulted in 50% to 98% inhibition of retinal lesions.

We believe that Sphingomab may also be useful in preventing heart failure after myocardial infarction (i.e., heart attack).  The results of pre-clinical studies demonstrate compelling increases in both heart function and survivability after treatment with Sphingomab; we have strong evidence that suggests these favorable results are due to S1P’s role in contributing to excess and maladaptive scar formation after a heart attack.

Lpathomab

Lpathomab is a monoclonal antibody against LPA.  LPA has long been recognized as a robust tumorigenic agent, contributing to the proliferation and metastasis of a wide range of tumors.  Because of its significant role in cancer, many other companies have tried unsuccessfully to create an antibody against LPA.  However, in 2006 Lpath became the first to generate functional monoclonal antibodies against LPA.  In 2007 we plan to complete the humanization and optimization of the anti-LPA antibody and to conduct preclinical efficacy and toxicology studies.

Business Strategy

Because of its long-standing focus on bioactive lipids as targets for human disease, we have developed an expertise and various tools and technologies that position it for category leadership.  We are exploring the best opportunities for commercial products, taking advantage of (i) our strong intellectual property surrounding sphingolipids, an important category of lipids and (ii) our proprietary, innovative ImmuneY2 process that gives it the unique ability to develop mAbs against bioactive lipid targets.

Our primary focus is the opportunity offered by Sphingomab.  Having validated Sphingomab as a drug candidate drug to treat various forms of cancer, AMD and heart failure, we successfully humanized the antibody in 2006.  Cell-line development and scaled-up manufacturing of the humanized form of Sphingomab is now in process, and we plan to begin clinical evaluation of the antibody in cancer patients late in 2007 or early 2008.

We also plan to initiate clinical trials of this antibody as a treatment for AMD in early 2008.  We hope to eventually demonstrate that Sphingomab is more efficacious than current (and prospective) commercial products against AMD, given that Sphingomab has three mechanisms of action (anti-angiogenesis, anti-scar formation and anti-inflammatory), whereas current products have but one (anti-angiogenesis).   Further, we will explore other disease targets for Sphingomab, including various auto-immune and inflammatory diseases

During 2007, Lpath will also continue to execute the preclinical development plan for its second drug candidate, Lpathomab.  Key objectives for this product candidate in the 2007 year include conducting in vivo safety and efficacy studies to validate Lpathomab as potential treatment for cancer, completing the humanization and optimization of the anti-LPA antibody, and beginning the preclinical studies required by the United States Food and Drug Administration (“FDA”) as a prerequisite to human clinical trials.

As the preclinical and clinical testing of Sphingomab and Lpathomab move forward, Lpath intends to leverage its proprietary ImmuneY2 process by adding novel bioactive-lipid-oriented  products to its therapeutic pipeline.  In this regard, Lpath hopes to develop antibodies against other bioactive lipid targets, with the intention of using those antibodies as molecular sponges to selectively absorb harmful lipids from serum and other tissues, much as Sphingomab and Lpathomab do.

Manufacturing, Development, and Commercialization  Strategy

Under the planning and direction of key personnel, we expect to outsource all of our Good Laboratory Practices (“GLP”) preclinical development activities (e.g., toxicology) and Good Manufacturing Practices (:GMP”) manufacturing and clinical development activities to contract research organizations (“CRO”) and contract manufacturing organizations (“CMO”).  CROs and CMOs are third-parties that specialize in executing processes relating to  project-oriented research activities on behalf of their clients company and are commonly engaged in the industry. Manufacturing will also be outsourced to organizations with approved facilities and manufacturing practices. Marketing, sales, and distribution will likely be through third party contracting as well.  Alternatively, products could be licensed to third parties who would then market, sell, and distribute the Lpath products in exchange for some combination of up-front payments, royalty payments, and milestone payments.

Market and Competitive Considerations

The mAb Antibody Market

Cancer is the second leading cause of death in the U.S.  Recently, the overall health burden of cancer was estimated to be in excess of $170 billion.  This great personal and societal burden has resulted in cancer becoming a major focus of R&D programs for both the U.S. government and pharmaceutical companies.  These programs reflect an unprecedented effort to discover, develop, and market cancer therapeutics, a market estimated to be almost $25 billion today and one that is expected to grow at a rate of 12.5% and reach almost $35 billion by the year 2010.

Unfortunately, the considerable R&D effort devoted to cancer has not significantly mitigated the incidence of the disease.  There are still over one million new cases of cancer diagnosed annually, resulting in over 500,000 deaths per year in the United States alone.  This is a dramatic demonstration that, even though a significant effort has been put forth to discover new therapeutics for cancer, effective therapeutic agents to combat the disease remain elusive.  Further, traditional therapeutic agents are commonly plagued with severe side effects.  Therefore, many groups have recently begun to look for new approaches to fighting the war against cancer.  Among these new “innovative therapies” are gene therapy and therapeutic proteins such as mAbs.

The first mAb used clinicically for the treatment of cancer was Rituxan (rituximab), which was launched in 1997.  Since then, the sales level of this antibody has reached over $2 billion per year.  In addition, Genentech’s newer mAb, Avastin, is estimated to reach an annual sales level of $4-6 billion by 2009.  These sales levels demonstrate the great potential of an effective mAb against cancer. Since the launch of Rituxan, 17 other mAbs have since been approved for marketing, including seven that are approved for cancer.  The success of these products, as well as the reduced cost and time to develop mAbs when compared with small molecules, has made mAb therapeutics the second largest category of drug candidates behind small molecules. Further, the specificity of antibodies when compared with small molecule therapeutics has provided antibody therapeutics with a major advantage in terms of maximizing efficacy and reducing toxicity.  For cancer alone, there are currently more than 270 industry antibody R&D projects with more than 50 companies involved in developing new cancer-antibody therapeutics.  Consequently, mAbs are poised to become a major player in the treatment of cancer.

Comparative Therapeutic Advantages of Sphingomab

We have developed a mAb against an important tumor growth factor, S1P.  We believe that this antibody will be effective in reducing the four major processes of cancer progression:  tumor proliferation, tumor metastasis, tumor-associated angiogenesis, and protection from cell death.  To date, there is only one other mAb on the market or in clinical trials that has been proven to reduce more than one type of tumor-promoting effect in a broad range of cancers.  We believe that the anti-S1P mAb can decrease cancer progression by mitigating all four processes, giving Sphingomab a competitive advantage over the therapeutic antibody approaches currently on the market.

Most therapeutic mAbs on the market and in clinical trials are directed against protein targets;  Sphingomab, however, is directed against a lipid, giving the antibody significant therapeutic advantages:

1.               Unlike protein targets, S1P has a single molecular structure that is conserved among species (from slime molds to humans).  This allows for a greater translation between animal efficacy studies and possible human applications.  As a consequence, the conserved structure of the ligand would presumably reduce the optimization effort once humanization of the antibody has been achieved.

2.               As a single molecular species, S1P is not expected to change its chemical structure as do many protein targets when transformed cells attempt to resist a therapy by mutating the target.  Consequently, the company believes that patients with cancers who undergo an anti-S1P therapy will not as easily experience resistance to therapy as occurs with most other therapeutics.

3.               An additional competitive therapeutic advantage of Sphingomab is that S1P normally resides in the systemic circulation, giving the antibody easy accessibility to its target. The company believes that, as Sphingomab sponges S1P from the circulation, it may act as a concentration sink to draw S1P out from tumors where the local concentrations of S1P may be quite high.

4.               We believe that Sphingomab’s ability to create a concentration gradient may be particularly useful in drawing S1P out of brain tumors.  Therapeutic antibodies usually have limited ability to cross the blood-brain barrier (BBB).  Unlike circulating protein targets, S1P is a small lipid and can cross the blood brain barrier with ease. Consequently, Sphingomab does not need to cross the blood brain barrier and could draw S1P from the cerebral fluid, depriving brain tumors of the S1P growth factor. For most other solid tumors, Sphingomab would presumably have accessibility to the tumor itself through the profuse blood-supply characteristic of fast growing tumors. Regarding circulating tumors such as myelomas and leukemias, Sphingomab could reduce effective levels of S1P in the same compartment (i.e., blood) where the tumor cells commonly reside.

5.               The affinity of Sphingomab for its target is higher than antibody therapeutics that are currently used in the clinic as molecular sponges.

Comparison with Avastin

The humanized mAb Avastin and the murine form of Avastin, A.4.6.1, are directed against VEGF, a pro-angiogenic factor.  Avastin has been shown to reduce tumor growth by 25-95% in murine xenografts of 13 different human tumor types.  However, the inhibition is greatly dependent upon the initiation of treatment.  If treatment was initiated during inoculation of tumor cells, then inhibition of tumor progression is dramatic (near 95%); while alternatively, if treatment was initiated after tumor establishment (100mm3), the level of inhibition was less complete (25%) and tumors escaped from the inhibition.  This phenomenon could be explained by molecular and cellular alterations resulting from genomic instability and/or increased mutation rates in the tumor cells.  This may provide a molecular framework for a compensatory up-regulation of angiogenic molecules other than VEGF, or alternatively, for the down-regulation of anti-angiogenic genes under growth-selective conditions.  Such escape could also be mediated by increased production of VEGF by the stroma of the host, because Avastin and A.4.6.1 do not neutralize mouse VEGF.  Therefore in some of these models it may be necessary to block the tumor (human) and host (mouse) VEGF for maximum tumor-growth inhibition.  A potential competitive advantage of Sphingomab over Avastin is that S1P does not suffer from this species-specificity problem, i.e., mouse S1P and human S1P are the same molecular form, and there are no other isoforms. By contrast, there are 5 VEGF isoforms and about the same number of splice variants, as well as all of the different mouse variants.  Thus, we believe that animal studies performed with Sphingomab will more likely reflect success in human trials, all other things being equal.  All things may not be equal in that S1P is in the same compartment (i.e., blood) as is the highest concentration of antibody.  So, the ability of Sphingomab to neutralize the target is made even easier. This, plus the fact that S1P is a lipid and is much smaller

(300 Da) than VEGF (45,000 Da), may prove important in allowing Sphingomab to draw S1P out of tumors and tissues (e.g., brain) where the target might accumulate.

Competition

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future.  Other larger and well funded companies have developed and are  developing drugs that, if not similar in type to our drugs, are designed to address the same patient or subject population.  Therefore, our lead product, other products in development, or any other products we may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use.  If a competitor’s product is better than ours, for whatever reason, then our sales could be lower than that of competing products, if we are able to generate sales at all.

In-licensed Technology

Lonza Biologics PLC

In August 2006 we entered into two licensing arrangements with Lonza Biologics PLC (“Lonza”).  In the Research Evaluation Agreement, Lonza granted to Lpath a non-exclusive license to use cell-line development technology owned by Lonza for research purposes.  The term of this agreement is one year, and requires an annual license fee of £35,000 (approximately $67,000 based on current exchange rates).  The license may be extended at Lpath’s discretion for additional one-year periods.  The Research Evaluation Agreement does not permit the use of the underlying technology for the manufacture of products to be used in in vivo clinical studies or for commercial sale.

Under the terms of the second license from Lonza, identified as the License Agreement, Lonza granted to Lpath a non-exclusive license, with right to grant and authorize sublicenses, to use Lonza’s cell-line technology for the production of drug material to be used in human clinical trials, as well as for commercial sale.  Pursuant to the terms of the License Agreement, Lpath is obligated to pay Lonza various annual license fees and royalties depending on whether the drug material produced using the technology is manufactured by Lonza, by Lpath or its affiliates, or by a contract manufacturer.  Unless terminated earlier, the License Agreement will continue in effect until the expiration of the patents related to the underlying technology.  Lpath may terminate the agreement at any time in our discretion by giving Lonza 60 days’ written notice of termination.  Either party may terminate the agreement upon a material breach by the other party, subject to certain cure periods.

AERES Biomedical Limited

In August 2005, Lpath entered into a collaboration agreement with AERES Biomedical Limited (“AERES”) to “humanize” the company’s Sphingomab drug candidate.  Humanization under this agreement with AERES involves utilizing proprietary processes owned by AERES for the purpose of modifying Sphingomab antibodies originally generated in mice for potential human acceptance in a clinical trial.  The company paid AERES approximately $170,000 in 2005 and $664,000 in 2006.  The work performed by AERES was successfully completed in 2006.  Lpath could owe certain contingent amounts when and if a humanized version of Sphingomab passes through the various levels of the FDA drug-candidate-review and approval processes.  AERES will be entitled to a low single-digit royalty on any revenues generated by the ultimate commercialization of Sphingomab.

Patents and Proprietary Rights

Our success will depend, in part, on our ability to obtain patent protection for our products in the United States and other countries.

Since 1997, we have created a broad and deep intellectual-property position in the lysolipid signaling area.  As of April 30, 2007, we owned or had exclusively licensed more than 28 issued or pending patents in the United States, with comparable coverage in major foreign countries.  Seven issued or allowed patents provide ownership of anti-sphingolipid therapeutic antibodies as compositions of matter and methods to treat disease.  Several patents provide claims on sphingolipids and sphingolipid receptors as targets to treat cardiovascular diseases, cancer, inflammation, angiogenesis, and various diagnostic and drug-screening applications.  We have other proprietary reagents and some small-molecule inhibitors that are being tested in discovery-stage studies.  The company believes that its patent estate will provide broad, commercially significant coverage of antibodies, receptors, enzymes, or other moieties that bind to a lysolipids (or  their metabolites), for therapeutic, diagnostic, and screening purposes.

In 2005, we purchased eight issued patents formerly assigned to Atairgin Technologies, Inc. and LPL Technologies, Inc.  These patents cover compositions of matter and methods in the cancer diagnostics and therapeutics arenas relating to related lipid-signaling pathways.

The following is a partial list of U.S. patents and published U.S. patent applications that we own.

1.               6,534,323: Compositions and methods for early detection of heart disease

2.     6,534,322: Kits for early detection of heart disease

3.     6,210,976: Methods for early detection of heart disease

4.               6,858,383: Compositions and methods for the treatment and prevention of cardiovascular diseases and disorders, and for identifying agents therapeutic therefor

5.               6,881,546: Compositions and methods for the treatment and prevention of cardiovascular diseases and disorders, and for identifying agents therapeutic therefor

6.     6,500,633: Method of detecting carcinomas

7.     6,485,922: Methods for detecting compounds which modulate the activity of an LPA receptor

8.               6,461,830: Determining existence of preeclampsia in pregnancies by measuring levels of glycerophosphatidyl compounds, glycerophosphatidycholine, lysophospholipids and lysophosphatidylcholine

9.     6,448,023: Enzyme method for detecting sphingosine-1-phosphate (S1P)

10.   6,380,177: LPA analogs as agonists of the Edg2 LPA receptor

11.   6,255,063: Disease conditions by measuring lysophosphatidic acid

12.         6,248,553: Enzyme method for detecting lysophospholipids and phospholipids and for detecting and correlating conditions associated with altered levels of lysophospholipids

13.   6,716,595: Method for detecting sphingosine-1-phosphate (S1P) for cancer detection

14.         7,169,390: Compositions and methods for the treatment and prevention of cancer, angiogenesis, and inflammation

15.         20030026799: Compositions and methods for the treatment and prevention of cardiovascular diseases and disorders, and for identifying agents therapeutic therefor

16.         20030096022: Compositions and methods for the treatment and prevention of cardiovascular diseases and disorders, and for identifying agents therapeutic therefor

Manufacturing

To leverage our experience and available financial resources, we do not plan to develop company-owned or company-operated manufacturing facilities. We plan to outsource all product manufacturing to a contract manufacturer of clinical drug products that operates at a manufacturing facility in compliance with current GMP.  We may also seek to refine the current manufacturing process and final product formulation to achieve improvements in storage temperatures and the like.

In August, 2006 Lpath and Laureate Pharma, Inc. (“Laureate”) entered into a contract manufacturing agreement for the production of recombinant Sphingomab.  Under the terms of the agreement, Laureate will perform cell-line development, cell-line optimization, and upstream and downstream process development, followed by GMP manufacture of the product for use in clinical trials.  Unless terminated earlier, the agreement will expire on December 31, 2007.  Lpath may terminate the agreement at any time in our discretion by giving Laureate 90 days’ written notice of termination.  Either party may terminate the agreement upon a material breach by the other party, subject to certain cure periods.

Government Regulation

The FDA and comparable regulatory agencies in foreign countries, as well as drug regulators in state and local jurisdictions, impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products.  These agencies and other federal, state and local entities regulate research and development activities and the human testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of Lpath’s lead product Sphingomab (and any other products we may develop, acquire, or in-license).

The process required by the FDA under the drug provisions of the United States Food, Drug, and Cosmetic Act before Lpath’s initial products may be marketed in the U.S. generally involves the following:

•                  Preclinical laboratory and animal tests;

•                  Submission of an Investigational New Drug Application (“IND”), which must become effective before human clinical trials may begin;

•                  Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for its intended use;

•                  Submission to the FDA of an New Drug Application (“NDA”); and

•                  FDA review and approval of an NDA.

The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approval will be granted on an expeditious basis, if at all.  Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate.  Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated.  In some cases, long-term preclinical studies are conducted while clinical studies are ongoing.

We then submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND, which must become effective before we may begin human clinical trials.  The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold.  In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.  Lpath’s submission of an IND may not result in FDA authorization to commence clinical trials.  All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations.  These regulations include the requirement that all subjects provide informed consent. Further, an independent Institutional Review Board (“IRB”) at each medical center proposing to conduct the clinical trials must review and approve any clinical study.  The IRB also continues to monitor the study and must be kept aware of the study’s progress, particularly as to adverse events and changes in the research.  Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur.

Human clinical trials are typically conducted in three sequential phases that may overlap:

•                  Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion.

•                  Phase II: The drug is studied in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•                  Phase III: When Phase II evaluations demonstrate that a dosage range of the drug is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites.

Management cannot be certain that we will successfully initiate or complete Phase I, Phase II, or Phase III testing of Lpath’s product candidates within any specific time period, if at all.  Furthermore, the FDA or the Institutional Review Board or the IND sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Concurrent with clinical trials and pre-clinical studies, we also must develop information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with GMP requirements.  The manufacturing process must be capable of consistently producing quality batches of the product, and management must develop methods for testing the quality, purity, and potency of the final products.  Additionally, appropriate packaging must be selected and tested and chemistry stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

The results of product development, pre-clinical studies, and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product.  The FDA reviews each NDA submitted and may request additional information, rather than accepting the NDA for filing. In this event, the application must be resubmitted with the additional information.  The resubmitted application is also subject to review before the FDA accepts it for filing.  Once the FDA accepts the NDA for filing, the agency begins an in-depth review of the NDA.  The FDA has substantial discretion in the approval process and may disagree with Lpath’s interpretation of the data submitted in the NDA.

The review process may be significantly extended by FDA requests for additional information or clarification regarding information already provided.  Also, as part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation.  The FDA is not bound by the recommendation of an advisory committee.  Manufacturing establishments often also are subject to inspections prior to NDA approval to assure compliance with GMPs and with manufacturing commitments made in the relevant marketing application.

Under the Prescription Drug User Fee Act (“PDUFA”), submission of an NDA with clinical data requires payment of a fee to the FDA, which is adjusted annually.  For fiscal year 2007, that fee is $896,200.  In return, the FDA assigns a goal often months for standard NDA reviews from acceptance of the application to the time the agency issues its “complete response,” in which the FDA may approve the NDA, deny the NDA if the applicable regulatory criteria are not satisfied, or require additional clinical data. Even if these data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.  If the FDA approves the NDA, the product becomes available for physicians to prescribe.  Even if the FDA approves the NDA, the agency may decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market.  The FDA may also require post-marketing studies, also known as Phase IV studies, as a condition of approval to develop additional information regarding the safety of a product.  In addition, the FDA requires surveillance programs to monitor approved products that have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

In addition, the diagnostic assays (SphingoTest™ and LpathoTest™) we plan to sell or out-license require FDA approval or clearance before they can be marketed.  There are two review procedures by which a product may receive such approval or clearance.  Some products may qualify for clearance under a premarket notification, or 510(k) procedure, in which the manufacturer provides to the FDA a premarket notification that it intends to begin marketing the product, and satisfies the FDA that the product is substantially equivalent to a legally marketed product, which means that the product has the same intended use as, is as safe and effective as, and does not raise different questions of safety and effectiveness than a legally marketed device. A 510(k) submission for an in vitro diagnostic device generally must include manufacturing and performance data, and in some cases, it must include data from human clinical studies.

Marketing may commence when FDA issues a clearance letter.

If a medical device does not qualify for the 510(k) procedure, the FDA must approve a premarket approval application (“PMA”) before marketing can begin.  PMA applications must demonstrate, among other matters, that the medical device is safe and effective.  A PMA application is typically a complex submission, usually including the results of preclinical and extensive clinical studies. Before FDA will approve a PMA, the manufacturer must pass an inspection of its compliance with the requirements of the FDA quality system regulations.

We believe that our diagnostic assays will require only 510(k) clearance.  Although not as lengthy and costly as a PMA process, management cannot be sure that the FDA will issue clearance for our 510(k) notifications for our diagnostic products in a timely fashion, or at all.  FDA requests for additional studies during the review period are not uncommon, and can significantly delay clearance.  Even if we were able to gain clearance of a product for one indication, changes to the product, its indication, or its labeling would be likely to require additional clearances.

Satisfaction of the above FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the pharmaceutical product or medical device.  Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon Lpath’s activities.  Management cannot be certain that the FDA or any other regulatory agency will grant approval for the lead product Sphingomab (or any other products we may develop, acquire, or in-license) under development on a timely basis, if at all.  Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials.  Data obtained from preclinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval.  Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses.  Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.  Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on our business.

Any products manufactured or distributed by us pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, and complying with the FDA promotion and advertising requirements.  Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practices, which impose procedural and documentation requirements upon our third-party manufacturers.  Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, suspension of production or injunctions, seizures, or civil or criminal sanctions.  Management cannot be certain that our present or future subcontractors will be able to comply with these regulations and other FDA regulatory requirements.

The FDA regulates drug labeling and promotion activities.  The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. Under the FDA Modernization Act of 1997, the FDA will permit the promotion of a drug for an unapproved use in certain circumstances, but subject to very stringent requirements.

Our product candidates are also subject to a variety of state laws and regulations in those states or localities where our lead product Sphingomab (and any other products we may develop, acquire, or in-license) will be marketed.  Any applicable state or local regulations may hinder our ability to market our lead product Sphingomab (and any other products we may develop, acquire, or in-license) in those states or localities.  In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries.  The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval.  We may incur significant costs to comply with these laws and regulations now or in the future.

The FDA’s policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products.  Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on Lpath’s business.  Management cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Other Regulatory Requirements

The U.S. Federal Trade Commission and the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS”) also regulate certain pharmaceutical marketing practices. Also, reimbursement practices and HHS coverage of medicine or medical services are important to the success of procurement and utilization of Lpath’s product candidates, if they are ever approved for commercial marketing.

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances.  We may incur significant costs to comply with these laws and regulations now or in the future.  Management cannot assure you that any portion of the regulatory framework under which we currently operate will not change and that such change will not have a material adverse effect on our current and anticipated operations.

Employees

As of May 3, 2007 we employed 18 individuals, of whom 11 held advanced degrees.  A significant number of our management and professional employees have had prior experience with pharmaceutical, biotechnology, or medical product companies. Collective bargaining agreements do not cover any of our employees, and management considers relations with its employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this filing. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Market Risks” and elsewhere in this filing.

Overview

Lpath Therapeutics, Inc. (“LTI”), the predecessor company to Lpath, was founded in 1998.  On November 30, 2005, LTI merged with a publicly traded corporation, Neighborhood Connections, Inc. (“NCI”), to form Lpath (“the Merger”).  Although NCI (which changed its name to Lpath, Inc. in connection with the Merger) acquired LTI as a result of the Merger, the former stockholders of LTI held a majority of the voting interest in the combined enterprise immediately after the Merger. Additionally, the Merger resulted in LTI’s management and Board of Directors assuming operational control of Lpath, Inc.  Accordingly, the Merger has been treated as a re-capitalization of LTI and the financial information presented here and elsewhere in this Annual Report reflects the historical activity of LTI, unless otherwise indicated. NCI conducted limited operations prior to the merger in a line of business wholly unrelated to biopharmaceutical operations, and the results of NCI’s operations are not reflected in the financial information of Lpath.

We are a biotechnology company focused on the discovery and development of lipidomic-based therapeutics.  Lipidomics is an emerging field of medical science whereby bioactive signaling lipids are targeted to treat important human diseases.  Our lead product candidate, Sphingomab, is a humanized monoclonal antibody against a validated cancer target, sphingosine-1-phosphate (S1P), and has demonstrated compelling results in preclinical studies against multiple forms of cancers, against age-related macular degeneration (AMD), and against heart failure.  Our second product candidate, Lpathomab, is a monoclonal antibody against lysophosphatidic acid (LPA), a key bioactive lipid that has long been recognized as a significant promoter of cancer-cell growth and metastasis in a broad range of tumor types and a significant contributor to neuropathic pain.  We believe we are the only company to have developed functional monoclonal antibodies against bioactive lipids such as S1P and LPA.  These unique antibodies were produced using our ImmuneY2™ technology, a series of proprietary processes developed by the company.  We are currently applying the ImmuneY2 process to other lipid-signaling agents that are validated targets for disease treatment, thereby creating a potential pipeline of monoclonal antibody-based drug candidates.

Lpath has incurred significant net losses since its inception. As of December 31, 2006, Lpath had an accumulated deficit of approximately $13.1 million.  Lpath expects its operating losses to increase for the next several years as it pursues the clinical development of its product candidates.

Revenue

We have generated $1.7 million in revenue to date from research grants awarded by the National Institutes of Health.  We expect to continue to receive small amounts of revenue from research grants.  We do not expect to generate any significant revenue from licensing, milestones, or product sales until it executes a partnership or collaboration arrangement or is able to commercialize its first product.

Research and Development Expenses

Our research and development expenses consist primarily of salaries and related employee benefits, research supplies and materials, external costs associated with its drug discovery research, and external costs incurred in preparation for clinical development, including preclinical testing and regulatory expenses.  Our historical research and development expenses are principally related to the research and drug discovery efforts in creating out lead product candidate, Sphingomab.

We charge all research and development expenses to operations as incurred.  Lpath expects its research and development expenses to increase significantly in the future as its product candidates move through pre-clinical testing into clinical trials.

At this time, due to the risks inherent in the drug discovery and clinical trial process and given the early stage of our product development programs, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for potential commercialization.  Clinical development timelines, the probability of success and development costs vary widely.  While we are currently focused on advancing each of our product development programs, we anticipate that we will make determinations as to the scientific and clinical success of each product candidate, as well as ongoing assessments as to each product candidate’s commercial potential.  In addition, we cannot forecast with any degree of certainty which product candidates will be subject to future partnering, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. As a result, we cannot be certain when and to what extent it will receive cash inflows from the commercialization of our product candidates.

We expect our research and development expenses to be approximately $24 million over the two year period ending December 31, 2008.   This estimate includes the expenses to complete preclinical testing and initiate clinical trials for Sphingomab, our most advanced product candidate, as well as to initiate preclinical testing of our second product candidate, Lpathomab.  We expect these expenditures to increase as it continues the advancement of its product development programs. To date, we have not yet initiated clinical trials for any of our product candidates.  The lengthy process of completing clinical trials and seeking regulatory approval for our product candidates typically requires expenditures in excess of approximately $50 million.  Any failure by us or delay in completing clinical trials, or in obtaining regulatory approvals, would cause our research and development expenses to increase and, in turn, have a material adverse effect on our results of operations and our ability to continue as a going concern.

General and Administrative Expenses

Lpath’s general and administrative expenses principally comprise salaries and benefits and professional fees related to Lpath’s administrative, finance, human resources, legal, and internal systems support functions.  In addition, general and administrative expenses include insurance and an allocated portion of facilities costs.

Lpath anticipates increases in general and administrative expenses as it adds personnel, becomes subject to the Sarbanes-Oxley compliance obligations applicable to publicly-held companies, and continues to develop and prepare for the commercialization of its product candidates.

Application of Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

Lpath-sponsored research and development costs related to future products and redesign of present products are expensed as incurred.  Such costs are offset by proceeds from research grants.

Patent Expenses

Legal costs directly associated with obtaining patents are capitalized.  Upon issuance of a patent, amortization is computed using the straight-line method over an estimated useful life of 20 years from the date the patent application was filed.

Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the carrying amount is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition

Lpath’s revenues have been generated primarily from grants supporting research activities.  Lpath applies the guidance provided by SEC Staff Accounting Bulletin Topic 13, “Revenue Recognition” (“Topic 13”).  Under the provisions of Topic 13, Lpath recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contractual amounts is reasonably assured.  In situations where Lpath receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed.  Deferred revenues associated with services expected to be performed within the 12 - month period subsequent to the balance sheet date are classified as a current liability.  Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

Stock-Based Compensation

Lpath accounts for employee stock options using the fair-value method in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”  Other issuances of common stock, stock options, warrants or other equity instruments to employees and non-employees as the consideration for goods or services Lpath receives are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured).  Generally, the fair value of any options, warrant or similar equity instruments issued have been estimated based on the Black-Scholes option pricing model.

Net Operating Losses and Tax Credit Carryforwards

At December 31, 2006, Lpath had federal and state net operating loss carryforwards of approximately $12.8 million and $12.7 million, respectively.  Under current law, the federal net operating loss carryforwards  are available to offset taxable income through 2026 and California net operating loss carryforwards  may be available to offset taxable income through 2016, if not utilized.

As of December 31, 2006, Lpath also had federal and California research and development tax credit carryforwards of $373,000 and $341,000, respectively.  These tax credits may be available to offset future taxes.  The federal credits begin expiring in 2019, and the state credits do not expire.

A valuation allowance has been established to reserve the potential benefits of these carryforwards in Lpath’s financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.  Under the provisions of Section 382 of the Internal Revenue Code, substantial changes in Lpath’s ownership may limit the amount of net operating loss carryforwards that can be utilized annually in the future to offset taxable income.  If a change in Lpath’s ownership is deemed to have occurred or occurs in the future, Lpath’s ability to use its net operating loss and tax credit carryforwards in any fiscal year may be significantly limited.

Results of Operations

Years Ended December 31, 2006 and December 31, 2005

Grant Revenue. Grant revenues were $0.5 million for the year ended December 31, 2006, compared with $0.7 million for the year ended December 31, 2005.  The $0.2 million decrease is a result of reduced levels of effort on certain grants and the completion of a grant during 2006.

Research and Development Expenses.  Research and development expenses were $4.0 million for the year ended December 31, 2006, compared with $1.5 million for the year ended December 31, 2005, an increase of $2.5 million.  Outside service expenses increased by approximately $1.6 million primarily due to the work required in the humanization phase of monoclonal antibody development; Lpath contracted with a biomedical research company to perform this task.  The use of consultants and other contracted services to augment the capabilities of our research and development team also contributed to the increase in expenditures for outside services.  Employee compensation and benefits expense increased by approximately $0.5 million commensurate with the increase in research and development staffing.  The amount spent for research supplies and materials increased approximately $0.2 million as we increased the level of effort on key drug discovery and development projects.  The move, in the fourth quarter of 2005, into new lab and office space resulted in an increase of $0.2 million in facilities and related expenses for the 2006 year as compared to 2005.  Stock-based compensation expense, related to stock option grants to both employees and consultants, for the year ended 2006 increased $7,000 over the prior year.

General and Administrative Expenses.  General and administrative expenses were $2.2 million for the year ended December 31, 2006, compared with $1.7 million for the year ended December 31, 2005.  The net increase of approximately $0.5 million was due to increases in employee compensation, and the costs of outside services necessary to support a publicly-traded company, including legal, accounting, investor relations, stock administration services, and liability insurance for directors and officers.  Employee compensation expense increased by approximately $0.4 million reflecting the fact that certain members of our management team were not full-time employees in 2005.  Lpath hired its CEO in March 2005, but he did not become a full-time employee until January 2006.  Accounting fees, legal fees, investor relations, stock administration, consulting, and insurance expenses increased, in aggregate, by approximately $0.5 million.  The increase in general and administrative expenses was partially offset by a decline of $0.1 million in stock-based compensation expense, related to stock option grants to both employees and consultants, and $0.3 million in expenses associated with our 2005 reverse merger.

Lpath subleases a portion of its facility to Western States Investment Corporation (“WSIC”),  owned by two individuals who, as of December 31, 2006, were Lpath’s largest stockholders.  The terms of the sublease, in general, are the same as the terms of the company’s direct lease.  In addition, certain Lpath employees provide investment oversight, accounting, and other administrative services to WSIC.  Certain WSIC employees also provide services to Lpath.  Lpath and WSIC reimburse each other for costs incurred on behalf of the other entity.  During 2006, WSIC reimbursed Lpath $140,489 for investment oversight expenses, $56,671 for lease and facility related expenses, $49,805 for accounting and other administrative services, and $22,797 for facility related capital expenditures.  During 2005, WSIC did not make any payments to Lpath.  During 2006 and 2005, Lpath reimbursed WSIC $76,692 and $215,484, respectively, for accounting and administrative expenses.  The decrease of $138,792 in accounting and administrative expenses reimbursed by Lpath to WSIC was primarily due to the fact that Lpath’s CEO was an employee of WSIC throughout 2005.

Interest Income.  Interest income was $161,000 for the year ended December 31, 2006, compared with $8,000 for the year ended December 31, 2005.  The $153,000 increase was principally a result of higher levels of invested cash as compared to the prior year.

Interest Expense.  Interest expense was zero for the year ended December 31, 2006, compared with $157,000 for the year ended December 31, 2005.  Lpath’s interest expense during 2005 primarily resulted from borrowings on convertible notes payable.  In conjunction with the 2005 Merger, all of the convertible notes, together with the accumulated accrued interest, were converted into common stock of Lpath, Inc.  Thus, as of December 31, 2005 and through December 31, 2006, no balances remained outstanding under the convertible notes, and subsequently no interest expense was incurred.

Liquidity and Capital Resources

Recent Financing

On April 6, 2007, Lpath received gross proceeds of $13,898,741 in the first closing of a private placement of shares of common stock and warrants.  The investors in this transaction have committed to invest a total of $16,847,000 in Lpath’s Class A common stock.  In this first closing, Lpath issued 14,630,251 shares of Class A common stock at a price of $0.95 per share.  Each investor also received warrants to purchase the number of shares of Class A common stock equal to 35% of the number of common shares purchased in this financing.  This resulted in the issuance of warrants to purchase a total of 5,120,590 shares of Class A common stock in this transaction.  The warrants are exercisable at a price of $1.05 per share, and expire on April 6, 2012.  Before the second closing can take place Lpath’s stockholders must vote to authorize an increase in the total number of authorized shares of Class A common stock and the total number of shares available for issuance under the 2005 Stock Option/Stock Issuance Plan.  The stockholders vote is expected to take place before June 30, 2007.

Stock issuance costs related to the private placement were paid in cash and warrants.  Cash expenses for this transaction totaled approximately $700,000, including placement agent fees totaling approximately $550,000 and legal and other fees totaling approximately $150,000. In addition, 1,271,536 warrants were issued to placement agents.  These warrants carry an exercise price of $1.05 per share, and expire on April 6, 2012.

Liquidity and Capital Resources as of December 31, 2006

Since Lpath’s inception, its operations have been financed through the private placement of equity and debt securities.  Through December 31, 2006, Lpath had received net proceeds of approximately $12.6 million from the sale of shares of preferred stock and common stock and from the issuance of convertible promissory notes.  As of December 31, 2006, Lpath had cash and cash equivalents totaling approximately $1.4 million.

For the year ended December 31, 2006, we used net cash of $4.5 million for operating activities compared to $1.3 million in 2005.  The increase in net cash used in operating activities was primarily driven by increased expenses related to the product development activities for Sphingomab, increased headcount, and the costs of consultants and outside services, as well as increased legal, accounting, and other fees associated with managing a public company and expanding financing efforts.

Net cash used in investing activities during 2006 amounted to $293,000 compared to $147,000 in 2005.  This increase was primarily due to the purchase of $181,000 of equipment utilized in research and development activities.  We also incurred costs of $112,000 related to the filing and prosecution of patents.

Net cash provided from financing activities during 2006 totaled $0.9 million compared to $6.6 million in 2005.  During 2006 we sold common stock and warrants to purchase common stock for $0.9 million, net of issuance costs.

In August 2005 we entered into a five-year facilities lease.  A portion of the facility is subleased to a company that is co-owned by Lpath’s two largest stockholders.  The terms of this sublease, in general, are the same as the terms of the company’s direct lease.  The sublease was approved by the landlord.

The following table describes Lpath’s commitments to settle contractual obligations in cash as of December 31, 2006:

	Payments Due by Period
	Through December 2007	Through December 2008	Through December 2009	Through December 2010	Total
Operating lease obligations	$187,376	$190,460	$196,571	$168,053	$742,460
Sublease income	48,840	60,300	62,110	53,050	224,300
Total	$138,536	$130,160	$134,461	$115,003	$518,160

Lpath has entered into agreements with three biomedical research companies to utilize their proprietary processes and manufacturing capabilities to assist Lpath in preparing its lead drug candidate for clinical trials.  Lpath also plans to enter into agreements with third parties to perform specialized drug discovery tasks, manufacture our product candidates, conduct our preclinical studies, and provide analytical services.  Lpath’s payment obligations under these agreements depend upon the progress of its discovery and development programs.  Therefore, Lpath is unable to estimate with certainty the future costs it will incur under these agreements.  In addition, under the terms of one of the existing collaboration agreements Lpath is obligated to make additional milestone payments upon the occurrence of certain product-development events.  Two of the agreements require specified royalty payments if the product is successfully commercialized.  The milestone payments and royalty payments under these agreements are not included in the table above because Lpath cannot, at this time, determine when or if the related milestones will be achieved or the events triggering the commencement of payment obligations will occur.

We expect our cash requirements to increase significantly in the foreseeable future as we continue to: (i) increase our research and development, (ii) seek regulatory approvals, and (iii) develop and commercialize our current product candidates.  As we expand our research and development efforts and pursue additional product opportunities, we anticipate significant cash requirements associated with hiring additional personnel, capital expenditures, and investment in equipment and facilities.  The costs of filing and prosecuting patents to protect our intellectual property will also increase.  The amount and timing of cash requirements will depend on regulatory and market acceptance of our product candidates, if any, and the resources we devote to the research, development, regulatory, manufacturing, and commercialization activities required to support our product candidates.

We believe that our existing cash together with the net proceeds of approximately $13.2 million from the first tranche of the private placement completed in April 2007 as well as the anticipated proceeds of approximately $2.8 million from the second tranche of the private placement and approximately $1.4 million from the exercise of warrants expiring on May 31, 2007 to purchase Lpath Class A Common Stock will be sufficient to meet Lpath’s projected operating requirements at least through mid-2008.

Until we can generate significant cash from operations, we expect to continue to fund our operations with cash resources generated from the proceeds of offerings of our equity securities.  In addition, we may finance future cash needs through the sale of other equity securities, strategic collaboration agreements, and debt financing.  However, we may not be successful in obtaining collaboration agreements, or in receiving milestone or royalty payments under those agreements.  In addition, we cannot be sure that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders.  Having insufficient funds may require us to delay, scale back, or eliminate some or all of our development programs, relinquish some or even all rights to product candidates at an earlier stage of development, or renegotiate less favorable terms than we would otherwise choose. Failure to obtain adequate financing also may adversely affect our ability to operate as a going concern.  If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result.  If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.

Impact of Recent Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements.” This FSP addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB No. 5. The guidance in this FSP amends FASB Statements 133 and 150 and FASB Interpretation No. 45 to include scope exceptions for registration payments arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This guidance shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP (12-21-2006). For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Based on the registration rights agreement in place as of December 31, 2006 our management does not believe this pronouncement will have a material impact on Lpath’s financial position or results of operations.  The company is currently assessing the impact of this FSP in relation to the registration obligations entered into in conjunction with our recent private placement.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The company is currently assessing the impact this pronouncement will have on its financial statements, if any.

Management believes that none of the following recent accounting pronouncements will have a significant impact on Lpath’s financial position or results of operations:

•                                          SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, issued in September 2006,

•                                          SFAS No. 157 Fair Value Measurements, issued in September 2006,

•                                          SFAS No. 155 Accounting for Certain Hybrid Financial Instruments-an amendment for FASB Statements No. 133 and 140, issued in February 2006, and

•                                          FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, issued in June 2006.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of our investment activities is to preserve our capital for the purpose of funding operations, while at the same time maximizing the income we receive from our investments without materially increasing risk.  To achieve these objectives, our investment policy allows us to maintain a portfolio of cash, cash equivalents, and short-term investments in a variety of securities, including commercial paper and money market funds.  Our cash and investments at December 31, 2006 consisted primarily of cash in bank accounts.

DESCRIPTION OF PROPERTY

Our administrative offices and research facilities are located in San Diego, California. We lease approximately 7,300 square feet of laboratory and office space.  This lease arrangement expires in October 2010.  Approximately 2,000

square feet of the facility is subleased to a company that is co-owned by two of our largest shareholders.   The terms of this sublease, in general, are identical to the terms of the company’s direct lease.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 8, 2007, Scott Pancoast, our CEO, and Donald Swortwood, one of our directors, agreed to commit up to an aggregate of $400,000 in bridge debt financing to us.  Mr. Pancoast and Mr. Swortwood each agreed to commit up to $200,000. A commitment fee of 4%, or $8,000, was due to each of Mr. Pancoast and Mr. Swortwood as a result of their respective agreements to commit such funds.  Non-interested members of our Board of Directors and Audit committees approved the commitment and its terms.

On March 23, 2007, pursuant to their commitment to provide the bridge debt financing to us, we and Mr. Pancoast  signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $50,000, and Mr. Swortwood and Letitia Swortwood each signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $25,000.  The promissory notes bear interest at the rate of 9% per annum.  The terms of the  promissory notes provide that the outstanding principal balance and all accrued but unpaid interest will be due upon the earlier of September 30, 2007, or the date of the next Qualified Financing Round (as defined in the promissory notes).  All of these promissory notes were repaid in full, together with accrued interest, on April 10, 2007, following the closing of the Private Placement on April 6, 2007.

In addition, under the terms of the promissory note we agreed to reimburse Lenders up to an aggregate of $15,000 for legal and other professional expenses incurred in connection with their commitment for bridge financing and the promissory note.  As an inducement to the Commitment, the Registrant has agreed to provide a commitment fee consideration to each Lender equal to four percent (4%) of the amount committed by each of Mr. Pancoast and  Mr. Swortwood and Ms. Swortwood.  Our obligations under the promissory notes are secured primarily by proceeds received from our intellectual property assets.

Prior to his appointment as our President and Chief Executive Officer, Scott Pancoast served as the Executive Vice President of Western States Investment Corporation (“WSIC”).  Until December 31, 2006 he also continued to serve as the Executive Vice President of WSIC.  During 2006, Lpath charged WSIC for a portion of Mr. Pancoast’s compensation and benefits, based on the proportion of his time committed to WSIC matters.  On December 31, 2006 Mr. Pancoast resigned from his position as an officer of WSIC, however he will continue to serve as a member of the board of directors of three WSIC portfolio companies.

Gary Atkinson was appointed Vice President and Chief Financial Officer of Lpath Therapeutics on October 26, 2005.  Mr. Atkinson is directly employed by us, but will spend up to 20% of his time working on projects related to WSIC, for which we will charge WSIC.

On August 12, 2005, Lpath Therapeutics signed a five-year lease for 7,300 square feet of laboratory and office space in a building located at 6335 Ferris Square, San Diego, California.  Western States Investment Corporation, which is co-owned by the company’s two largest shareholders, has subleased approximately 2,000 square feet of the executive offices in this facility.  The terms of such sublease, in general, mirror the terms of Lpath Therapeutics’ direct lease; however, WSIC has the right to terminate the sublease should Lpath Therapeutics be purchased by or merged into another company.

To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guarantee was provided for Lpath Therapeutic by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath Therapeutic’s common stock.  The warrant terms include an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  As part of the merger in which we acquired Lpath Therapeutics, we issued a warrant with the same terms to WSIC but the warrant is exercisable to purchase the same number of shares of our Class A common stock.

We believe that each of the transactions set forth above were entered into on (i) terms as fair as those that could be obtained from independent third parties, and (ii) were ratified by a majority (but no less than two) of our independent directors who did not have an interest in the transaction and who had access to our counsel at our expense.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since December 1, 2005, our common stock has traded under the symbol “LPTN” on the Over-the-Counter Bulletin Board.  Prior to the effectiveness of the Merger between Neighborhood Connections, Inc. and our predecessor company Lpath Therapeutics Inc. on November 30, 2005, our common stock was registered to be traded under the symbol “NBHC” on the Over-the-Counter Bulletin Board.  However, from January 2003, when our common stock was cleared for trading, through November 30, 2005 no shares were traded.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock.

	2006		2005
	High	Low	High	Low
First quarter	$1.70	$1.25	—	—
Second quarter	$2.05	$1.17	—	—
Third quarter	$1.40	$0.70	—	—
Fourth quarter	$1.05	$0.65	$1.65	$1.10

As of April 30, 2007 we had approximately 187 stockholders of record (excluding an indeterminable number of stockholders whose shares are held in street or “nominee” name) of our common stock.  We have not paid any dividends on our common stock since our inception and do not expect to pay dividends on our common stock in the foreseeable future.  The closing bid price of our common stock on April 30, 2007 was $1.65 per share.

Recent Sales of Unregistered Securities

In November 2005, we sold 7,562,250 shares of common stock and 3,781,125 warrants to purchase common stock in connection with a $6,049,800 aggregate offering of units at a price of $1.60 per unit. Each unit consisted of two shares of common stock and one warrant to purchase an additional share of common stock at a price of $1.50 per share. The warrants expire on September 30, 2010. Investors who purchased at least 625,000 units also received a bonus warrant to buy 10% of the number of shares of common stock purchased on identical terms to those previously described. This resulted in 306,250 additional warrants being issued. In connection with the placement of units with investors, placement agents were issued 413,797 warrants, each exercisable for one share of common stock at an exercise price of $0.80.  Of the 413,797 warrants issued to placement agents, 108,125 expire on May 30, 2008 and 305,672 expire on September 30, 2010.

Between June 2005 and November 2005, the company issued 1,300,000 shares of common stock and 1,560,000 warrants. This was the result of the sale of 130,000 units by the company. Each unit consisted of 10 shares of common stock and a warrant to purchase an additional 12 shares of common stock at the exercise price of $0.60 per share.  The warrants expire on May 31, 2007. The price per unit was $5.00 and resulted in proceeds of $650,000.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth two paragraphs above.

In January 2006, we received approval from our Board of Directors and a majority of the stockholders who participated in the November 30, 2005 financing to raise additional capital through a supplemental financing transaction.  The offering price was $1.90 per Unit.  Each Unit consisted of two shares of common stock and a warrant to purchase an additional share of common stock at $1.50 per share.  The warrant has an expiration date of September 30, 2010.  The supplemental financing closed on January 31, 2006.  Proceeds of $636,140 were received for the sale of 334,813 Units.

On March 24, 2006, we obtained further approval from the applicable stockholders to raise additional capital through an additional supplemental financing transaction.  The pricing and material terms of such March 2006 offering were identical to the earlier January 2006 supplemental round financing (which is described in Note 11 to the Consolidated Financial Statements).  Proceeds of $396,000 were received for the sale of 208,423 Units (each Unit consisting of two shares of the company’s Class A common stock and a warrant to purchase an additional share of such common stock).

On April 6, 2007, we entered into a Securities Purchase Agreement with various accredited investors pursuant to which the Investors agreed to purchase from us an aggregate of 17.7 million shares of the Company’s Class A common stock and 6.2 million warrants exercisable to purchase our Class A common stock at an exercise price of $1.05 per share for an aggregate purchase price of $16.8 million.    The initial closing under the Purchase Agreement occurred on April 6, 2007 (the “Initial Closing”). At the Initial Closing, we received gross proceeds of $13.9 million from the investors and issued 14.6 million shares of our Class A common stock and 5.1 million warrants. The remaining $2.9 million of the aggregate purchase price will be funded in a second closing, which will occur promptly after our stockholder’s approve an increase in the (i) authorized Class A common stock to at least 100 million shares and (ii) number of shares covered by the Company’s 2005 stock option plan to 10.39 million shares. At the second closing, upon the release from escrow of the remaining $2.9 million of the aggregate purchase price, we will issue to the Investors 3.1 million shares of our Class A common stock and 1.1 million Warrants.

The offer and sale of our securities summarized above were made to accredited investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and without any publicity or advertising, and thus subject to an exemption from registration under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering.

EXECUTIVE COMPENSATION

The following table summarizes the compensation that we paid to our Chief Executive Officer and each of our two other most highly compensated executive officers during the year ended December 31, 2006.

Name and Principal Position	Year	Salary		Bonus		Option Awards		All Other Compensation (6)		Total
Scott R. Pancoast Chief Executive Officer and President	2006	$323,965	(1)	$25,000	(4)	$305,717	(5)	$8,800	(6)	$663,482

William A. Garland, Ph.D. Vice President, Drug Development	2006	$177,878	(2)	$—		$95,401	(5)	$—		$273,279

Gary J.G. Atkinson Vice President, Chief Financial Officer	2006	$208,003	(3)	$—		$41,360	(5)	$5,969	(6)	$255,332

(1)          Scott Pancoast, our CEO and President, will be paid a base salary of $330,000 per annum, effective as of January 1, 2006.  Mr. Pancoast will devote his full time duties to the Company, except that a portion of his time may be devoted to matters relating to Western States Investment Corporation (in which case, we will be reimbursed by WSIC).  Mr. Pancoast may be granted annual bonuses and stock options at the discretion of the Board, upon review and recommendation by the Compensation Committee.

(2)          William Garland, our Vice President, Development will be paid a base of $170,000.00 per annum, effective as of January 1, 2006, pursuant to his consulting agreement.  Services rendered by Professor Garland in excess of 36 hours (up to 44 hours) per week will be compensated at the rate of $100 per hour and any hours in excess of 44 hours per week will be paid at $150 per hour.  Professor Garland was also granted stock options in connection with his consulting agreement.

(3)          Gary Atkinson, our Vice President and Chief Financial Officer, will be paid a base salary of $210,000 per annum, effective as of February 6, 2006.  Mr. Atkinson will devote his full time duties to the company, except that a portion of his respective time may be devoted to matters relating to Western States Investment Corporation (in which case, the company will be reimbursed by WSIC).  Mr. Atkinson may be granted annual bonuses and stock options at the discretion of the Board, upon review and recommendation by the Compensation Committee.

(4)        Scott R. Pancoast received a bonus in 2006 in recognition of his performance and achievements in 2005.

(5)        Pursuant to the provisions of SFAS No. 123R stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as compensation expense over the service period, which generally represents the vesting period.  Option award compensation represents the aggregate annual stock compensation expense of the officer’s outstanding stock option grants.  Material terms of option awards for each of the named executive officers are set forth in the following table entitled “Outstanding Equity Awards at Fiscal Year-End 2006”.

(6)        Amounts represent company matching 401(k) contributions.

The following table details unexercised stock options for each of our Named Executives as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date (1)
Scott R. Pancoast	54,167	145,833	(2)	$0.80	11/30/2015
	98,499	150,341	(2)	$0.22	5/16/2015
	275,000	325,000	(3)	$0.08	3/29/2015
	75,000	—		$0.05	8/25/2014
	10,000	—		$0.10	5/19/2009
	30,000	—		$0.10	3/22/2008
William A. Garland, Ph.D.	—	100,000	(2)	$1.25	3/3/2016
	27,083	72,917	(2)	$0.80	11/30/2015
	29,757	45,418	(2)	$0.22	5/16/2015
	28,125	21,875	(3)	$0.05	8/25/2014
	66,000	—		$0.05	9/9/2013
	100,000	—		$0.05	2/12/2013
Gary J.G. Atkinson	20,312	54,688	(2)	$0.80	11/30/2015
	65,625	159,375	(2)	$0.64	10/28/2015

(1)          For each option shown, the expiration date is the 10th anniversary of the date the option was granted.

(2)          One quarter of the shares vest one year from the date of grant, the remaining shares vest monthly over the following three years.

(3)          Shares vest monthly over four years.

Compensation of Directors

On March 4, 2006, our Board of Directors and its Compensation Committee finalized new compensation arrangements for our independent directors. The compensation arrangements became effective as of March 4, 2006 and shall apply only to our directors who qualify as an “independent director” as defined under the marketplace rules of the Nasdaq Stock Market (Rule 4200). The terms of the compensation arrangements are as follows:

•                 Independent directors shall receive an annual payment of $25,000, which is payable in equal quarterly installments.

•                 Independent directors shall receive a stock option grant that vests monthly over a four-year period and is intended to be the sole non-cash compensation paid to independent directors.  Independent directors are granted 50,000 stock options to purchase Common Stock under our 2005 Stock Option/Stock Issuance plan.  The exercise price of such options are equal to the fair market value of the company’s common stock price as of the close of business on the day proceeding the date of grant.

Directors who are also executive officers of the company are not paid additional compensation for serving as directors.

Director Attendance At Annual Meeting

We encourage members of the Board of Directors to attend annual meetings.   Part of our encouragement consists of a reimbursement policy.  We reimburse directors for reasonable out-of-pocket expenses incurred by directors in attending an annual meeting.

Director Compensation Fiscal Year 2006

Name	Fees Paid in Cash	Option Awards		Total
Charles A. Mathews	$14,583	$11,788	(1)	$26,371
Donald R. Swortwood	$4,125	$6,951	(2)	$11,076
Geoffrey C. Swortwood	$4,125	$6,951	(3)	$11,076
David R. Purcell	$—	$6,951	(4)	$6,951
John R. Lyon	$12,500	$12,619	(5)	$25,119

(1)          As of December 31, 2006 Mr. Mathews held 50,000 stock options, of which 9,375 were vested.  Mr. Mathews was elected to the Board on March 2, 2006.

(2)          As of December 31, 2006 Mr. Donald R. Swortwood held 50,000 stock options, of which 5,208 were vested.  Mr. Swortwood was elected to the Board on July 25, 2006.

(3)          As of December 31, 2006 Mr. Geoffrey C. Swortwood held 50,000 stock options, of which 5,208 were vested.  Mr. Swortwood was elected to the Board on July 25, 2006.

(4)          As of December 31, 2006 Mr. Purcell held 50,000 stock options, of which 5,208 were vested.  Mr. Purcell was appointed to the Board on July 25, 2006.

(5)          As of December 31, 2006 Mr. Lyon held 210,285 stock options, of which 128,404 were vested.  Mr. Lyon was an Lpath Board member from 1998 up until July 25, 2006 where he elected not to stand for re-election.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB, and 10-KSB.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.  Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.  Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of

LPATH, INC.

We have audited the accompanying consolidated balance sheets of Lpath, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lpath, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred significant cash losses from operations since inception and expects to continue to incur cash losses from operations in 2007 and beyond.  These factors, among others, raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LevitZacks

San Diego, California

April 9, 2007

LPATH, INC.

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,361,214	$5,190,273
Grant revenue receivable	118,361	186,728
Prepaid expenses	201,175	127,076
Total current assets	1,680,750	5,504,077

Equipment, net	259,135	118,385
Patents, net	343,747	220,953
Deposits and other assets	70,603	101,486

Total assets	$2,354,235	$5,944,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$494,696	$347,597
Accrued expenses	300,763	247,037
Total current liabilities	795,459	594,634

Stockholders’ Equity:
Common stock - $.001 par value; 60,000,000 shares authorized; 24,616,393 shares issued and outstanding and 23,524,921 shares issued and outstanding at December 31, 2006 and 2005, respectively.	24,616	23,524

Additional paid-in capital	14,610,217	12,798,057
Accumulated deficit	(13,076,057)	(7,471,314)
Total stockholders’ equity	1,558,776	5,350,267

Total liabilities and stockholders’ equity	$2,354,235	$5,944,901

See accompanying notes to consolidated financial statements

LPATH, INC.

Consolidated Statements of Operations

Years Ended December 31, 2006 and 2005

	2006	2005
Grant revenue	$511,862	$743,273

Expenses:
Research and development expenses	4,044,947	1,482,410
General and administrative expenses	2,232,902	1,664,546

Total expenses	6,277,849	3,146,956

Loss from operations	(5,765,987)	(2,403,683)

Other income (expense):
Interest income	161,244	7,951
Interest expense	—	(157,125)
Beneficial conversion cost	—	(243,916)
Total other income (expense)	161,244	(393,090)

Net loss	(5,604,743)	(2,796,773)

Redeemable preferred stock accretion	—	(9,750)

Net loss attributable to common stockholders	$(5,604,743)	$(2,806,523)

Basic and diluted net loss per share	$(0.23)	$(0.68)

Weighted average number of common shares outstanding used in the calculation	24,457,418	4,122,319

See accompanying notes to consolidated financial statements

LPATH, INC.

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2006 and 2005

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, Dec. 31, 2004	1,780,000	$1,780	$255,931	$(4,674,541)	$(4,416,830)

Common stock and warrants issued for cash, net of issuance costs	8,862,250	8,862	6,268,938		6,277,800
Conversion of Series A Preferred stock	10,053,183	10,053	3,991,970		4,002,023
Conversion of convertible notes payable into common stock and warrants including beneficial conversion cost of $243,916	1,328,488	1,328	1,266,916		1,268,244
Stock options exercised	1,000	1	99		100
Issuance of stock for merger with Neighborhood Connections, Inc.	1,500,000	1,500	(1,500)		-0-
Stock purchase warrants issued			184,206		184,206
Redeemable preferred stock accretion			(9,750)		(9,750)
Stock-based compensation			912,247		912,247
Estimated fair value of potential liability for liquidated damages			(71,000)		(71,000)
Net loss				(2,796,773)	(2,796,773)

Balance, Dec. 31, 2005	23,524,921	$23,524	$12,798,057	$(7,471,314)	$5,350,267

Common stock and warrants issued for cash, net of issuance costs	1,086,472	1,087	922,598		923,685
Stock options exercised	5,000	5	245		250
Stock-based compensation			818,317		818,317
Reversal of estimated fair value of potential liability for liquidated damages			71,000		71,000
Net loss				(5,604,743)	(5,604,743)

Balance, Dec. 31, 2006	24,616,393	$24,616	$14,610,217	$(13,076,057)	$1,558,776

See accompanying notes to consolidated financial statements

LPATH, INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(5,604,743)	$(2,796,773)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	818,317	912,247
Beneficial conversion cost	—	243,916
Depreciation and amortization	49,566	81,176
Non-cash interest expense	—	155,614
Deferred rent expense	42,376	45,349
Changes in operating assets and liabilities:
Grant revenue receivable	68,367	(114,036)
Prepaid expenses	(74,099)	(119,354)
Deposits and other assets	—	(29,402)
Accounts payable and accrued expenses	240,332	309,615
Net cash used in operating activities	(4,459,884)	(1,311,648)

Cash flows from investing activities:
Equipment expenditures	(180,745)	(106,326)
Patent expenditures	(112,365)	(40,836)
Net cash used in investing activities	(293,110)	(147,162)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	923,685	6,277,800
Proceeds from options exercised	250	100
Proceeds from issuance of convertible notes payable	—	335,000
Net cash provided by financing activities	923,935	6,612,900

Net increase (decrease) in cash	(3,829,059)	5,154,090

Cash and cash equivalents at beginning of year	5,190,273	36,183
Cash and cash equivalents at end of year	$1,361,214	$5,190,273

Supplemental Schedule of Non-cash Investing and Financing Activities:
Issuance of common stock upon conversion of Redeemable Series A Convertible Preferred Stock	$—	$4,002,023
Issuance of common stock and warrants upon conversion of convertible notes and accrued interest including beneficial conversion cost of $243,916	$—	$1,268,244
Common stock warrants issued with convertible debt	$—	$122,721
Common stock warrant issued for lease guaranty	$—	$61,485
Estimated fair value of potential liability for liquidated damages	$(71,000)	$71,000
Incurred patent expenditures contained in accrued expenses	$20,000	$—

See accompanying notes to consolidated financial statements

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005

Note 1 — THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Lpath, Inc. (“Lpath,” “we,” or “company”) is using its proprietary technology to discover and develop lipidomic-based therapeutics, an emerging field of medical science that targets bioactive signaling lipids to treat important human diseases.  Lpath has active programs in cancer, heart failure, and age-related macular degeneration.

Lpath Therapeutics Inc. (“LTI”), the predecessor company to Lpath, was founded in 1998. In 2005, LTI merged with a subsidiary of Neighborhood Connections, Inc. (“NCI”), a publicly traded corporation, to form Lpath (“the Merger”). Although NCI (which changed its name to Lpath, Inc. in connection with the Merger) acquired LTI as a result of the Merger, the former stockholders of LTI held a majority of the voting interest in the combined enterprise immediately after the Merger. Additionally, the Merger resulted in LTI’s management and Board of Directors assuming operational control of Lpath, Inc. Accordingly, the Merger has been treated as a re-capitalization of LTI and the financial information presented here and elsewhere in this Annual Report reflects the historical activity of LTI, unless otherwise indicated. NCI conducted limited operations prior to the Merger in a line of business wholly unrelated to biopharmaceutical operations, and the results of NCI’s operations are not reflected in the financial information of Lpath.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and with the rules and regulations of the Securities and Exchange Commission related to an annual report on Form 10-KSB.  The consolidated financial statements include the accounts of Lpath, Inc. and its wholly-owned subsidiary, Lpath Therapeutics Inc.  All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  By their nature, estimates are subject to an inherent degree of uncertainty and, as such, actual results may differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less from the original purchase date.  Lpath classifies its securities as “held-to maturity” in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities.  Lpath carries these investments at amortized cost since the company has the positive intent and ability to hold them to maturity.

Concentration of Credit Risk

Financial instruments that potentially subject the company to a significant concentration of credit risk consist of cash and cash equivalents.  The company maintains its cash balances with one major commercial bank.  The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, grant revenue receivable, accounts payable, and accrued expenses, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

Equipment

Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, which range from three to five years. Repairs and maintenance are charged to expense as incurred.

Patents

Legal and filing costs directly associated with obtaining patents are capitalized. Upon issuance of a patent, amortization is computed using the straight-line method over an estimated useful life of 20 years from the date the patent application was filed.

Long-Lived Assets

The company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  In accordance with SFAS No. 144, long-lived assets are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable.  Based on its review at the years ending December 31, 2006 and 2005, management did not believe that there was any impairment of the value of such assets.

Deferred Rent

Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense and amounts paid under the lease agreements is recorded as deferred rent and is presented as a component of accrued expenses in the accompanying consolidated balance sheets.

Stock-Based Compensation

Prior to January 1, 2006, Lpath followed SFAS No. 123, Accounting for Stock-Based Compensation.  On January 1, 2006, the company adopted SFAS No. 123R, Share-Based Payment, using the modified prospective method, which results in the provisions of SFAS No. 123R being applied to the consolidated financial statements on a going-forward basis. Prior periods have not been restated. SFAS No. 123R requires companies to recognize stock-based compensation awards granted to its employees as compensation expense based on a fair value method. Under the fair value recognition provisions of SFAS No. 123R, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The grant date fair value of stock options is calculated using the Black-Scholes option-pricing model. This method is substantially the same method that the company was using under SFAS No. 123 except that under SFAS No. 123R the expense recognized over the service period is required to include an estimate of the awards that will be forfeited. Previously, the company recorded the effects of forfeitures as they occurred.  Management presently estimates that the effect of forfeitures on the financial statements will be insignificant.  Accordingly, the adoption of SFAS No. 123R had no material effect on prior or current periods.  As of December 31, 2006, total unrecognized compensation expense related to unvested stock-based compensation arrangements already granted under our stock option plan was $1.8 million, which we expect will be recognized over a weighted-average period of 2.3 years.  However, it is difficult to predict the actual amount of share-based compensation expense that we will recognize in future periods because that expense can be affected by changes in the amount or terms of our stock-based compensation awards issued in the future, changes in the assumptions used in our model to value those future awards, changes in our stock price, and changes in interest rates, among other factors.

The company accounts for stock-based compensation issued to non-employees under SFAS No. 123R, and Emerging Issues Task Force (“EITF”) Issue 96-18, Accounting for Equity Investments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.  As such, the value of such options is periodically remeasured and income or expense is recognized during their vesting terms.

Revenue Recognition — Grant Revenue

The company’s sole source of revenue to date has been research grants received from the National Institutes of Health.  The company recognizes grant revenue as the related research expenses are incurred, up to contractual limits.

Research and Development

Research and development costs are charged to expense when incurred.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A net deferred tax asset related primarily to federal and state net operating loss and research and development credit carryforwards has been fully reserved due to uncertainties regarding Lpath’s ability to realize these tax benefits in future periods.  Consequently, no income tax benefit has been recorded for the years ended December 31, 2006 and 2005.

Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income requires that comprehensive loss and its components be displayed as part of the full set of consolidated financial statements. Comprehensive loss is comprised of net loss and certain changes in equity that are excluded from net loss.  At December 31, 2006 and 2005, Lpath had no reportable differences between net loss and comprehensive loss.

Per Share Data

In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (“SAB”) No. 98, basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period.  Under SFAS No. 128, diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options, warrants, and convertible securities, outstanding during the period.  Basic and diluted net loss applicable to common stock per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents from stock options and warrants of 12,941,299 for the twelve months ended December 31, 2006, and common stock equivalents of 4,458,867 from stock options and warrants for the twelve months ended December 31, 2005, are excluded from the calculation of diluted loss per share for all periods presented because the effect is anti-dilutive.

Impact of Recent Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) EITF 00-19-2, “Accounting for Registration Payment Arrangements.” This FSP addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB No. 5. The guidance in this FSP amends FASB Statements 133 and 150 and FASB

Interpretation No. 45 to include scope exceptions for registration payments arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This guidance shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP (12-21-2006). For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.

Based on the registration rights agreement in place as of December 31, 2006 our management does not believe this pronouncement will have a material impact on Lpath’s financial position or results of operations.  The company is currently assessing the impact of this FSP in relation to the registration obligations entered into in conjunction with our recent private placement.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The company is currently assessing the impact this pronouncement will have on its financial statements, if any.

Management believes that none of the following recent accounting pronouncements will have a significant impact on Lpath’s financial position or results of operations:

•                                          SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, issued in September 2006,

•                                          SFAS No. 157 Fair Value Measurements, issued in September 2006,

•                                          SFAS No. 155 Accounting for Certain Hybrid Financial Instruments-an amendment for FASB Statements No. 133 and 140, issued in February 2006, and

•                                          FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, issued in June 2006.

Note 2 — GOING CONCERN UNCERTAINTY

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. In the year ended December 31, 2006 Lpath incurred a net loss and utilized net cash in operating activities of $5,604,743 and $4,459,884, respectively.  In the year ended December 31, 2005 the company incurred a net loss and utilized net cash in operating activities of $2,796,773 and $1,311,648, respectively. These conditions raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans with regard to these matters are discussed below. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During 2007 the company expects to continue to incur cash losses from operations.  While the company had cash totaling $1,361,214 as of December 31, 2006, the cost of its ongoing drug discovery and development efforts, including general and administrative expenses, are expected to consume more than $14,000,000 in 2007.  Additional capital will be required to continue to fund the company’s research and development projects in 2007 and beyond.  The company’s plans to bridge such cash shortfalls in 2007 include the following:

1.               Aggressively pursue additional fund raising activities from both existing and potential new investors.

2.               Explore revenue generating opportunities from strategic alliances, including licensing portions of our technology or entering into corporate partnerships or collaborations.  In exchange for revenue in such a transaction, Lpath would sell certain rights to one or more of its drug discovery or development programs or to specific indications within those programs.

3.               Continue to seek additional research grants from the National Institutes of Health or other sources.

In April 2007, the company raised net proceeds of approximately $13.2 million from the first tranche of a private placement of common stock and warrants.  See Note 10 — Subsequent Events for the details of this financing.

Note 3 — COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

	December 31,
	2006	2005
Equipment
Office furniture and fixtures	$14,200	$14,200
Laboratory equipment	316,674	200,119
Computer equipment and software	94,997	30,808
Leasehold improvements	4,207	4,207
	430,078	249,334
Less accumulated depreciation	(170,943)	(130,949)
Equipment, net	$259,135	$118,385

Patents
Patents	$378,814	$246,626
Less accumulated amortization	(35,067)	(25,673)
Patents, net	$343,747	$220,953

Note 4 — RESEARCH AND LICENSE AGREEMENTS

In August 2006, Lpath and Lonza Biologics PLC, entered into a License Agreement granting Lpath the use of certain proprietary drug candidate evaluation tools. The company paid Lonza Biologics PLC annual license fees totaling approximately $105,000 during 2006.

In August 2006, Lpath, and Laureate Pharma, Inc. entered into a Development and Manufacturing Services Agreement for the development, manufacture and storage of Lpath’s Sphingomab monoclonal antibody for use in clinical trials.  Lpath’s total costs for the development and manufacture of its Sphingomab monoclonal antibody, including raw materials and fill/finish, could approximate $3.0 million over the fifteen month period from January 2007 through March 2008.  The company paid Laureate Pharma approximately $175,000 during 2006.

In August 2005, Lpath entered into a collaboration agreement with AERES Biomedical (“AERES”) to “humanize” the company’s Sphingomab drug candidate.  Humanization under this agreement with AERES involves utilizing proprietary processes owned by AERES for the purpose of modifying Sphingomab antibodies originally contained in mice for potential human acceptance in a clinical trial.  The company paid AERES approximately $664,000 and $170,000 for the years ended December 31, 2006 and 2005, respectively.  In addition, Lpath could owe certain contingent amounts when a humanized version of Sphingomab is developed and passes through the various levels of the FDA drug review and approval process.  AERES will be entitled to a royalty, not to exceed 4%, on any revenues generated by the ultimate commercialization of Sphingomab.

Prior to 2006, Lpath entered into a research agreement with San Diego State University (SDSU). Under the agreement, the company pays fees and cost reimbursements to SDSU in exchange for research facilities, equipment, supplies, and personnel.  Lpath is the sole owner of any discovery, invention, finding, data, or conclusion derived from the research. Total fees and cost reimbursements paid to SDSU were $117,683 and $180,597 for the years ended December 31, 2006 and 2005, respectively.

In 2001, Lpath licensed from Mpex Pharmaceuticals, Inc. (now called Vaxiion Therapeutics, Inc.) the exclusive, worldwide rights to two U.S. patents and related foreign patents. Such patents relate to the use of novel bacterial vectors in the cardiovascular diagnostic and cardiovascular therapeutic fields.  The license agreement provides for contingent royalty payments on future revenue derived from products incorporating the licensed technology.

Note 5 — OPERATING LEASE

On August 12, 2005, the company signed a five-year lease for 7,300 square feet of laboratory and office space in a building located at 6335 Ferris Square, San Diego, California.  Western States Investment Corporation (WSIC), which is co-owned by Lpath’s two largest stockholders, has subleased approximately 2,000 square feet of the executive offices in this facility.  The terms of such sublease, in general, mirror the terms of the company’s direct lease. WSIC has the right to terminate the sublease should Lpath be purchased by or merged into another company.

Lpath’s rent expense totaled $277,000 and $93,000 for the years ended December 31, 2006 and 2005, respectively.  Lpath’s sublease income amounted to $58,000 and $19,000 for the years ended December 31, 2006 and 2005, respectively.

Future minimum payments and sublease income under the company’s non-cancelable operating lease and sublease are set forth in the following table:

Years ending December 31,	Lease Obligation	Sublease Income	Net Lease Obligation
2007	$187,376	$48,840	$138,536
2008	190,460	60,300	130,160
2009	196,571	62,110	134,461
2010	168,053	53,050	115,003
Total Future Minimum Lease Commitments	$742,460	$224,300	$518,160

Lease Guaranty — To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guaranty was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock.

The warrant terms include an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  This amount is being charged to rent expense over the term of the guaranty.

Note 6 — PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS

In the first quarter of 2006 the company received gross proceeds of $1,032,140 from the sale of 543,236 units.  The price was $1.90 per unit.  Each unit included two shares of common stock and a warrant to purchase one additional share of common stock at an exercise price of $1.50 per share.  The warrants expire on September 30, 2010.  As a result of these private placements, 1,086,472 shares of common stock and 543,236 warrants were issued.

Stock issuance costs related to the 2006 private placements were paid in cash and warrants.  Cash expenses for these placements totaled $108,455 and were netted against the gross proceeds of the private placements.  Of the total cash expenses, $54,845 was paid to placement agents and $53,610 was paid for legal counsel and filing fees.  In addition, warrants to purchase 69,294 shares were issued to placement agents.  These warrants carry an exercise price of $0.95 per share.  Of the 69,294 warrants issued to placement agents, 22,988 expire on July 31, 2008, 23,400 expire on September 28, 2008, and 22,906 expire on September 30, 2010.

On November 30, 2005, the company received proceeds of $6,049,800 from the sale of 3,781,125 units.  The price was $1.60 per unit.  Each unit included two shares of common stock and a warrant to purchase one additional share of common stock at an exercise price of $1.50 per share.  The warrants expire on September 30, 2010.  As a result of this private placement, 7,562,250 shares of common stock and 3,781,125 warrants were issued.  Investors who purchased at least 625,000 units also received a bonus warrant to buy 10% of the number of shares of common stock purchased on identical terms to the warrants included in the units.  This resulted in 306,250 of these bonus warrants being issued.

Stock issuance costs related to the November 2005 private placement were paid in cash and warrants.  Cash expenses for this transaction totaled $422,001, and were netted against the gross proceeds of the private placement.  Of the total cash expenses, $3,685 was paid for state filing fees and $418,316 was paid to placement agents.  In addition, 413,797 warrants were issued to placement agents.  These warrants carry an exercise price of $0.80 per share.  Of the 413,797 warrants issued to placement agents, 108,125 expire on May 30, 2008 and 305,672 expire on September 30, 2010.

In a separate financing, Lpath raised $650,000 between June 2005 and November 2005 from the sale of 130,000 units.  The price per unit was $5.00.  Each of these units included 10 shares of common stock and a warrant to purchase an additional 12 shares of common stock at an exercise price of $0.60 per share.  These warrants expire on May 31, 2007.  No fees were paid to placement agents in conjunction with this financing.

Note 7 — STOCKHOLDERS’ EQUITY

Preferred Stock

Lpath is authorized to issue up to 15,000,000 shares of Preferred Stock, par value $0.001. As of December 31, 2006, there were no preferred stock shares issued or outstanding.

Stock Options

In November 2005 the company adopted the Lpath, Inc. 2005 Stock Option and Stock Purchase Plan (“the plan”), which permits stock option grants to employees, outside consultants, and directors. There are 5,340,000 common shares authorized for grant under the plan. The plan allows for grants of incentive stock options with exercise prices of at least 100% of the fair market value of Lpath’s common stock and nonqualified options with exercise prices of at least 85% of the fair market value of the company’s common stock. All options granted to date have a ten-year life and vest over zero to four years.  As of December 31, 2006 a total of 877,032 shares of common stock were available for future grant under the plan.

The following table presents stock-based compensation as included in the company’s consolidated statements of operations:

	2006	2005
Research and development General	$327,453	$320,057
General and administrative	490,864	592,190
Total stock-based compensation expense	818,317	912,247

The company uses a Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards under SFAS No. 123R.  Fair value is determined at the date of grant for employee options and at the date at which the grantee’s performance is complete for non-employee options. Compensation cost is recognized over the vesting period based on the fair value of the options.

In accordance with the adoption of SFAS No. 123R on January 1, 2006, forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Forfeitures were estimated to be zero for the options granted during the year ended December 31, 2006.  Prior to the adoption of SFAS No. 123R, the company accounted for forfeitures as they occurred.

As of December 31, 2006 there was $1.8 million of total unrecognized compensation expense related to unvested stock-based compensation under the plan.  That expense is expected to be recognized over a weighted-average period of 2.3 years.  Because of our net operating losses, we did not realize any tax benefits for the tax deductions from share-based payment arrangements during the years ended December 31, 2006 and 2005.

The following assumptions were used in the Black-Scholes model in calculating the fair value of options granted in the years ended December 31, 2006 and 2005:

	2006	2005
Estimated fair value of stock	$0.90 to $1.65	$0.05 to $1.60
Expected life of options (1)	10 years	10 years
Dividend yield (2)	0%	0%
Risk-free interest rate (3)	4.89%	4.4%
Volatility (4)	100%	100%

(1)  The expected life of employee stock options represents the average of the contractual term of the options.

(2)  No cash dividends have been declared on the company’s common stock since the company’s inception, and the company currently does not anticipate paying cash dividends over the expected term of the option and the share purchase right.

(3)  The risk-free interest rate is based on ten year U.S. Treasury debt securities.

(4)  Volatility is estimated by management.  As of December 31, 2006 the company’s stock had only been trading in the public market for 13 months.  Due to the limited trading history of the company’s stock, this estimate considers both an average volatility of certain peers within the company’s industry sector as well as the historical volatility of the company’s stock.

Based on the above assumptions, the weighted-average grant date fair value of stock options granted was $1.18 per share in 2006 and $0.27 per share in 2005.

A summary of the stock option activity under the plan as of December 31, 2005 and 2006, and changes during the years then ended is presented below:

	Number of Shares	Weighted Ave. Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2004	1,171,000	$0.07

Granted	2,350,800	$0.39
Exercised	(1,000)	$0.10
Expired	—	—
Forfeited	—	—

Outstanding at December 31, 2005	3,520,800	$0.28

Granted	1,196,700	$1.29
Exercised	(5,000)	$0.05
Expired	—	—
Forfeited	(255,532)	$0.80

Outstanding at December 31, 2006	4,456,968	$0.52	7.90	$1,331,000

Exercisable at December 31, 2006	2,074,238	$0.27	7.01	$921,000

The aggregate intrinsic value in the table above represents the total intrinsic value which would have been received by the stock option holders had all option holders exercised their options as of that date.  The aggregate intrinsic value is calculated as the difference between the fair market value of the company’s common stock on December 29, 2006 (the last trading day of 2006) of $0.65 and the exercise price of stock options, multiplied by the number of shares subject to such stock options.

At December 31, 2006 the company had 2,823,251 stock options outstanding with strike prices below the company’s market price of $0.65 on that date, of which 1,777,723 were exercisable.  The total intrinsic value of options exercised during the years ended December 31, 2006 and 2005 was $9,050 and $1,500, respectively.  Cash received from option exercises during the years ended December 31, 2006 and 2005 was $250 and $100, respectively.  Upon stock option exercises the company issues new shares of common stock.

The following is a summary of the status of options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$0.05 - $0.25	2,451,251	7.08	$0.11	1,655,785	$0.09
$0.26 - $0.50	—	—	—	—	—
$0.51 - $0.75	372,000	8.83	$0.64	121,938	$0.64
$0.76 - $1.00	784,017	9.15	$0.83	158,329	$0.80
$1.01 - $1.25	300,000	7.51	$1.25	50,000	$1.25
$1.26 - $1.50	484,700	9.40	$1.44	68,325	$1.43
$1.51 - $1.65	65,000	9.02	$1.65	19,861	$1.65
	4,456,968	7.90	$0.52	2,074,238	$0.27

Warrants

The following table summarizes Lpath warrants outstanding as of December 31, 2006:

Warrant Expiration Date		Number of Shares		Exercise Price per Share
May 31, 2007		1,560,000		$0.60
May 31, 2007		588,000		$0.80
May 30, 2008		108,125		$0.80
Jul 31, 2008		22,988		$0.95
Sep 28, 2008		23,400		$0.95
Apr 3, 2009		390,000		$0.05
Sep 30, 2010		305,672		$0.80
Sep 30, 2010		22,906		$0.95
Sep 30, 2010		5,294,855		$1.50
Oct 31, 2012		531,394		$0.16
	Total:	8,847,340	Weighted Average:	$1.11

Note 8 — INCOME TAXES

As of December 31, 2006, Lpath had federal net operating loss carryforwards of approximately $12.8 million that will expire beginning in 2018 and continue expiring through 2026.  As of December 31, 2006 the company’s California net operating loss carryforwards amount to approximately $12.7 million that will expire beginning in 2008 and continue expiring through 2016.  Portions of these net operating loss carryforwards may be used to offset future taxable income, if any.

As of December 31, 2006, Lpath also has federal and California research and development tax credit carryforwards of $373,000 and $341,000, respectively, available to offset future taxes.  The federal credits begin expiring in 2019, and the state credits do not expire.

Under the provisions of Section 382 of the Internal Revenue Code, substantial changes in Lpath’s ownership may limit the amount of net operating loss carryforwards and tax credit carryforwards that can be utilized annually in the future to offset taxable income. A valuation allowance has been established to reserve the potential benefits of these carryforwards in Lpath’s financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.  If it is determined that a change in Lpath’s ownership occurred in prior years, or if a change in ownership occurs in the future, Lpath’s ability to use its net operating loss carryforwards in any fiscal year may be significantly limited.

Significant components of the company’s deferred tax assets and liabilities are as follows:

	2006	2005
Deferred tax assets:
Federal and state net operating loss carryforwards	$5,463,000	$3,119,000
Research and development credit carryforwards	714,000	428,000
Stock-based compensation	529,000	383,000
	6,706,000	3,930,000
Deferred tax liabilities:
State taxes	(526,000)	(311,000)
Patent costs	(147,000)	(95,000)
	(673,000)	(406,000)

Total deferred tax assets	6,033,000	3,524,000
Less valuation allowance	(6,033,000)	(3,524,000)

Net deferred tax assets	$—	$—

Realization of the deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain.  Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.  The valuation allowance increased by $2,509,000 in 2006, and by $1,505,000 in 2005.

As a result of the company’s significant operating loss carryforwards and the corresponding valuation allowance, no income tax benefit has been recorded as of December 31, 2006 and 2005.  The provision for income taxes using the statutory federal income tax rate of 34% as compared to the company’s effective tax rate is summarized as follows:

	2006	2005
Federal tax benefit at statutory rate	$1,906,000	$951,000
Non-taxable grant income	174,000	253,000
State tax benefit, net	332,000	207,000
Adjustment to prior year NOLs	18,000	209,000
Non-deductible merger expenses	—	(116,000)
R&D credits	245,000	95,000
Non-deductible beneficial conversion costs	—	(83,000)
Employee stock-based compensation	(163,000)	(6,000)
Other permanent differences	(3,000)	(5,000)
Increase in valuation allowance	(2,509,000)	(1,505,000)

Provision for income taxes	$—	$—

Note 9 — RELATED PARTY TRANSACTIONS

Lpath subleases a portion of its facility to Western States Investment Corporation (“WSIC”), owned by two individuals who, as of December 31, 2006, were Lpath’s largest stockholders.  The terms of the sublease, in general, are the same as the terms of the company’s direct lease.  To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guaranty was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock.  The warrant terms include an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  This amount is being charged to rent expense over the term of the guaranty.

In addition, certain Lpath employees provide investment oversight, accounting, and other administrative services to WSIC.  Certain WSIC employees also provide services to Lpath.  Lpath and WSIC reimburse each other for costs incurred on behalf of the other entity.

During 2006, WSIC reimbursed Lpath $140,489 for investment oversight expenses, $56,671 for lease and facility related expenses, $49,805 for accounting and other administrative services, and $22,797 for facility related capital expenditures.  There were no payments made by WSIC to Lpath during 2005.  During 2006 and 2005, Lpath reimbursed WSIC $76,692 and $215,484, respectively, for accounting and administrative expenses.  The decrease of $138,792 in accounting and administrative expenses reimbursed by Lpath to WSIC is primarily due to the fact Lpath’s CEO was an employee of WSIC throughout 2005.

As of December 31, 2006 WSIC owed Lpath $9,600 for investment oversight expenses, $15,337 for lease and facility related expenses, and $8,711 for accounting and other administrative services.  As of December 31, 2006 there are no amounts owed by Lpath to WSIC.

Note 10 — SUBSEQUENT EVENT

On March 8, 2007, our CEO and one of our directors agreed to commit up to an aggregate of $400,000 (the Commitment) in bridge debt financing to us, each committed up to $200,000.  A commitment fee of 4%, or $8,000, was due to each of these lenders as a result of their respective agreements to commit such funds.

In the event we draw down on any of the amounts committed, we will pay interest on such loans at the rate of 9% per annum and such loans shall be due upon the earlier of either September 30, 2007 or in the event we close on a significant financing round.  Any loans made to us pursuant to the Commitment shall be secured primarily by proceeds of our intellectual property assets.  We have also agreed to reimburse legal fees of up to $15,000 in connection with the Commitment.  Non-interested members of the company’s Board and Audit committees approved the Commitment and its terms.

On April 6, 2007, Lpath received gross proceeds of $13,898,741 in the first closing of a private placement of shares of common stock and warrants.  The investors in this transaction have committed to invest a total of $16,847,000 in Lpath’s Class A common stock.  In this first closing, Lpath issued 14,630,251 shares of Class A common stock at a price of $0.95 per share.  Each investor also received warrants to purchase the number of shares of Class A common stock equal to 35% of the number of common shares purchased in this financing.  This resulted in the issuance of warrants to purchase a total of 5,120,590 shares of Class A common stock in this transaction.  The warrants are exercisable at a price of $1.05 per share, and expire on April 6, 2012.  Before the second closing can take place Lpath’s stockholders must vote to authorize an increase in the total number of authorized shares of Class A common stock and the total number of shares available for issuance under the 2005 Plan.  The stockholders vote is expected to take place before June 30, 2007.

Stock issuance costs related to the private placement were paid in cash and warrants.  Cash expenses for this transaction totaled approximately $700,000, including placement agent fees totaling approximately $550,000 and legal and other fees totaling approximately $150,000. In addition, 1,271,536 warrants were issued to placement agents.  These warrants carry an exercise price of $1.05 per share, and expire on April 6, 2012.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 2, 2005, our Board of Directors voted to replace the independent accountant that had reported on the financial statements for Neighborhood Connections, Inc., Beckstead and Watts, LLP (“Beckstead”). We retained the accounting firm of Levitz, Zacks & Ciceric (now known as LevitZacks) (“Levitz”) on December 2, 2005, to make an examination of the financial statements for the 2004 and 2005 fiscal years.  We authorized Beckstead to respond fully to any inquiries from Levitz and to make Beckstead’s work papers available to Levitz. We did not have any disagreements with Beckstead nor did Beckstead’s prior reports contain adverse opinions or disclaimers of opinions, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that they were modified as to the Registrant’s ability to continue as a going concern. Beckstead did not make any negative report regarding our internal controls, management or prior financial statements prior to its dismissal.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Our Bylaws provide for indemnification of its directors, officers and employees as follows:

Every director, officer, or employee shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests.

Our Bylaws further state that we shall provide to any person who is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law.  The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article.

Our Articles of Incorporation state that any of our directors or officers shall not be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends.  Any repeal or modification of this Article by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of our directors or officers for acts or omissions prior to such repeal or modification.

Article VII of the Articles of Incorporation states:

“Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith.  Such right of indemnification shall be contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.  Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchased or maintain insurance on behalf of any person who is or was a director or officer.”

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO ANY OF OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SUCH ACT AND IS THEREFORE UNENFORCEABLE.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution.

Expenses estimated to be incurred by Lpath, Inc. for the issuance and distribution of this prospectus are as follows:

SEC registration fee	$4,896.69
Printing and reproduction costs	10,000.00
Legal and accounting fees and expenses	35,000.00
Total	$49,896.69

Item 26.  Recent Sales of Unregistered Securities.

In November 2005, we sold 7,562,250 shares of common stock and 3,781,125 warrants to purchase common stock in connection with a $6,049,800 aggregate offering of units at a price of $1.60 per unit. Each unit consisted of two shares of common stock and one warrant to purchase an additional share of common stock at a price of $1.50 per share. The warrants expire on September 30, 2010. Investors who purchased at least 625,000 units also received a bonus warrant to buy 10% of the number of shares of common stock purchased on identical terms to those previously described. This resulted in 306,250 additional warrants being issued. In connection with the placement of units with investors, placement agents were issued 413,797 warrants, each exercisable for one share of common stock at an exercise price of $0.80.  Of the 413,797 warrants issued to placement agents, 108,125 expire on May 30, 2008 and 305,672 expire on September 30, 2010.

Between June 2005 and November 2005, the company issued 1,300,000 shares of common stock and 1,560,000 warrants. This was the result of the sale of 130,000 units by the company. Each unit consisted of 10 shares of common stock and a warrant to purchase an additional 12 shares of common stock at the exercise price of $0.60 per share.  The warrants expire on May 31, 2007. The price per unit was $5.00 and resulted in proceeds of $650,000.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth two paragraphs above.

In January 2006, we received approval from our Board of Directors and a majority of the stockholders who participated in the November 30, 2005 financing to raise additional capital through a supplemental financing transaction.  The offering price was $1.90 per Unit.  Each Unit consisted of two shares of common stock and a warrant to purchase an additional share of common stock at $1.50 per share.  The warrant has an expiration date of September 30, 2010.  The supplemental financing closed on January 31, 2006.  Proceeds of $636,140 were received for the sale of 334,813 Units.

On March 24, 2006, the company obtained further approval from the applicable shareholders to raise additional capital through an additional supplemental financing transaction.  The pricing and material terms of such March 2006 offering were identical to the earlier January 2006 supplemental round financing (which is described in Note 11 to the Consolidated Financial Statements).  Proceeds of $396,000 were received for the sale of 208,423 Units (each Unit consisting of two shares of the company’s Class A common stock and a warrant to purchase an additional share of such common stock).

On April 6, 2007, we entered into a Securities Purchase Agreement with various accredited investors pursuant to which the Investors agreed to purchase from us an aggregate of 17.7 million shares of the Company’s Class A common stock and 6.2 million warrants exercisable to purchase our Class A common stock at an exercise price of $1.05 per share for an aggregate purchase price of $16.8 million.    The initial closing under the Purchase Agreement occurred on April 6, 2007 (the “Initial Closing”). At the Initial Closing, we received gross proceeds of $13.9 million from the investors and issued 14.6 million shares of our Class A common stock and 5.1 million warrants. The remaining $2.9 million of the aggregate purchase price will be funded at a second closing, which will occur promptly after our stockholder’s approve an increase in the (i) authorized Class A common stock to at least 100 million shares and (ii) number of shares covered by the Company’s 2005 stock option plan to 10.39 million shares. At the second closing, upon the release from escrow of the remaining $2.9 million of the aggregate purchase price, we will issue to the Investors 3.1 million shares of our Class A common stock and 1.1 million Warrants.

The offer and sale of our securities summarized above were made to accredited investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and without any publicity or advertising, and thus subject to an exemption from registration under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering.

Item 27.  Exhibits.

Exhibits required by Item 601 of Regulation S-B. The following exhibits are filed as a part of, or incorporated by reference into, this Report:

2.1*	Agreement and Plan of Reorganization, by and between Neighborhood Connections, Inc., Neighborhood Connections Acquisition Corporation, and Lpath Therapeutics Inc. dated July 15, 2005.

2.2

Acquisition Agreement and Plan of Merger, dated as of March 19, 2004, between Neighborhood Connections, Inc. and JCG, Inc. (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on March 22, 2004 and incorporated herein by reference).

3.1*	Amendment to Articles of Incorporation filed December 1, 2005.

3.2

Articles of Incorporation filed on September 18, 2002 (filed as Exhibit 3.1 to Amendment No. 1 to the Annual Report on Form 10-KSB/A for the year ended December 31, 2003 (the “2003 Amended 10-KSB”) (filed on March 25, 2004 and incorporated herein by reference).

3.3	Amendment to Articles of Incorporation filed on December 27, 2002 (filed as Exhibit 3.3 to the Current Report on Form 8-K/A filed on January 9, 2006 and incorporated herein by reference).

3.4	Amended and Restated By-laws (filed as Exhibit 3.4 to the Quarterly Report on Form 10-QSB filed on November 13, 2006 and incorporated herein by reference).

4.1*	Form of Warrant issued to Western States Investment Corporation for lease guaranty.

4.2*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated June 30, 2005.

4.3*	Form of Warrant issued to Johnson & Johnson Development Corporation dated April 3, 2002.

4.4*	Form of Warrant issued to purchasers of Convertible Secured Promissory Notes as amended by the Omnibus Amendment to Convertible Secured Promissory Notes and Warrants dated November 30, 2005.

4.5*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated November 30, 2005.

4.6#	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated January 31, 2006.

4.7

Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated March 28, 2006 (filed as Exhibit 4.7 to the registration statement on Form SB-2 filed on March 30, 2006, SEC File No. 333-132850, and incorporated herein by reference).

5.1	Opinion of Eilenberg & Krause LLP (previously filed herewith)

10.1*	Lease Agreement dated August 12, 2005 between Lpath Therapeutics Inc. and Pointe Camino Windell, LLC.

10.2*	Research Agreement dated January 28, 2004 between Medlyte, Inc. and San Diego State University, together with Amendments No.1 and No. 2.

10.3*	Assignment Agreement dated June 9, 2005 between Lpath Therapeutics Inc. and LPL Technologies, Inc.

10.4

Research Collaboration Agreement dated August 2, 2005 between Lpath Therapeutics Inc. and AERES Biomedical Limited (filed as Exhibit 10.4 to the Current Report on Form 8-K/A filed on January 9, 2006 and incorporated herein by reference) (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.5*	Consultant Agreement dated July 1, 2005 between Lpath Therapeutics Inc. and William Garland.

10.6*	Consultant Agreement dated September 1, 2005 between Lpath Therapeutics Inc. and Roger Sabbadini.

10.7*	2005 Stock Option/Stock Issuance Plan.+

10.8#	Assignment and Assumption Agreement dated December 1, 2005 by and between Lpath, Inc. and Lpath Therapeutics, Inc.

10.9**	Form of Employment Agreement between Lpath, Inc. and Scott R. Pancoast dated as of January 9, 2006.+

10.10**	Form of Employment Agreement between Lpath, Inc. and Gary Atkinson dated as of February 6, 2006.+

10.11**	Form of Consultant Agreement between Lpath, Inc. and William Garland dated as of January 1, 2006.+

10.12**	Form of Consultant Agreement between Lpath, Inc. and Roger Sabbadini dated as of February 1, 2006.+

10.13

Development and Manufacturing Services Agreement dated August 16, 2006 between Lpath Inc. and Laureate Pharma, Inc. (filed as Exhibit 10.13 to the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 filed on November 13, 2006 and incorporated by reference) (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

16.1	Letter from Beckstead and Watts, LLP regarding change in certifying accountant (filed as Exhibit 16.2 to the Current Report on Form 8-K/A on January 9, 2006).

21.1#	List of Subsidiaries of Registrant.

23.1@	Consent of LevitZacks

23.2	Consent of Eilenberg & Krause LLP (contained in Exhibit 5.1)

*  Filed as an exhibit to the Current Report on Form 8-K filed with the SEC on December 6, 2005 and incorporated herein by reference

#  Filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 16, 2006 and incorporated herein by reference

**  Filed as an exhibit to the Current Report on Form 8-K filed with the SEC on March 29, 2006 and incorporated herein by reference

+  Management contract, or compensation plan or arrangement.

@  Filed herewith.

Item 28.  Undertakings.

The undersigned registrant hereby undertakes that:

(1)  It will file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a) of the Securities Act of 1933;

(ii)  Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)  For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3)  It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of San Diego, State of California, on May 4, 2007.

LPATH, INC.

/s/ Scott R. Pancoast
Scott R. Pancoast, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott R. Pancoast	President, Chief Executive Officer, and Director	May 4, 2007
Scott R. Pancoast	(Principal Executive Officer)

/s/ Gary J. G. Atkinson	Vice President and Chief Financial Officer	May 4, 2007
Gary J. G. Atkinson	(Principal Financial and Accounting Officer)

/s/ Charles A. Mathews	Director	May 4, 2007
Charles A. Mathews

/s/ Donald R. Swortwood	Director	May 4, 2007
Donald R. Swortwood

/s/Roger A. Sabbadini, Ph.D.	Director	May 4, 2007
Roger A. Sabbadini, Ph.D.

/s/ Jeffrey Ferrell	Director	May 4, 2007
Jeffrey Ferrell